                                                FILED PURSUANT TO RULE 424(b)(2)
                                                   REGISTRATION NUMBER 333-34137

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 8, 1998)

                                1,200,000 SHARES
             SERIES B 10.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                     ($25 LIQUIDATION PREFERENCE PER SHARE)

                         IMPAC MORTGAGE HOLDINGS, INC.

     This prospectus relates to a public offering of 1,200,000 shares of Series B 10.5% Cumulative Convertible Preferred Stock of Impac Mortgage Holdings, Inc. Our common stock is traded on the American Stock Exchange under the symbol "IMH." We do not intend to list the Series B Preferred Stock on a stock exchange or an over-the-counter market. On December 18, 1998, the closing sales price of our common stock was $4.50 per share.

     We are a speciality finance company that originates, purchases, sells, securitizes and invests in residential mortgage loans. We choose to be taxed at the corporate level as a real estate investment trust, or a "REIT," for federal income tax purposes.

     Dividends on the Series B Preferred Stock will accumulate from the date of issuance and will be payable quarterly, in cash or our common stock starting
April 27, 1999.   The per share dividend amount will be the greater of:

     .    $0.656250 per quarter or
     . the quarterly aggregate distributions declared on the number of shares of common stock into which a share of Series B Preferred Stock is convertible.

     Each share of Series B Preferred Stock will initially be convertible into
5.050505 shares of our common stock, subject to adjustment under certain circumstances. Beginning on the second anniversary of the date of the first issuance of the Series B Preferred Stock, we have the right to redeem, under certain circumstances, any then outstanding Series B Preferred Stock at $25 per share, plus any accumulated and unpaid dividends. You will also have the right to require that we redeem the Series B Preferred Stock under certain circumstances. For a more complete description of the terms of the Series B Preferred Stock, you should refer to "Description of Series B Preferred Stock" on page S-7.

                        ________________________________

     YOUR PURCHASE OF SERIES B PREFERRED STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER PURCHASING THESE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. FOR A DISCUSSION OF THE RISKS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION, SEE "RISK FACTORS" BEGINNING AT PAGE S-6.

                        ________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           PER SHARE      TOTAL
                           ---------      -----

Public Offering Price         $25.00   $30,000,000

Commissions and Fees          $ 1.00   $ 1,200,000

Proceeds to Us/(1)/           $24.00   $28,800,000

____________________
(1) Before deducting our expenses related to this offering, which we estimate to be $300,000.
                        ________________________________

     We have retained EVEREN Securities, Inc. to act as our agent to arrange this transaction. The agent is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the Series B Preferred Stock offered. The Series B Preferred Stock will only be delivered in certificated form. We will deliver certificates to investors as soon as is practicable after we receive their payment in full for the Series B Preferred Stock.

                        ________________________________
                            EVEREN SECURITIES, INC.

          The date of this prospectus supplement is December 21, 1998.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information from this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. To understand all of the terms of this offering of Series B Preferred Stock, you should carefully read all the information in this prospectus supplement. In addition, important information, including the definitions of capitalized terms used but not defined in this prospectus supplement, is incorporated by reference from the prospectus.

                                  THE COMPANY

     We are a specialty finance company that originates, purchases, sells, securitizes and invests in residential mortgage loans. To date, we have purchased and invested primarily in non-conforming residential mortgages. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. We conduct our business through three operations:

     . our conduit operations purchases and sells or securitizes residential mortgages

     . our long-term investment operations invests in mortgages and securities backed by mortgages

     . our warehouse lending operations provides warehouse and repurchase financing facilities to originators of mortgage loans

     We choose to be taxed at the corporate level as a real estate investment trust, or a "REIT," for federal income tax purposes. This generally allows us to pass through our income to you without payment of federal income tax.

     Conduit Operations

     Our conduit operations primarily purchases non-conforming mortgage loans from our network of third party correspondents. We subsequently securitize or sell these loans to permanent investors, including our long-term investment operations. We compete effectively with other non-conforming mortgage loan conduits by designing non-conforming mortgage loans which suit the needs of our correspondent loan originators and their borrowers. We provide an efficient loan purchasing process, flexible purchase commitment options and competitive pricing. Our conduit operations:

     . generates revenues from securitizations and loan sales to third party investors

     . supplies our long-term investment operations with non-conforming mortgage assets

     Long-Term Investment Operations

     Our long-term investment operations invests in mortgage loans and securities backed by mortgages. To date, our long-term investment operations has invested primarily in non-conforming residential mortgage assets and to a lesser extent in second mortgage loans. We earn income from the net interest income that we receive on our mortgage assets.

     We finance the purchase of our mortgage assets with:

     .    borrowings under mortgage financing facilities

     . proceeds from the sale of our loans on a whole loan basis or through securitizations

     .    our own capital

Our conduit operations helps our investment objectives by selling to our long-term investment operations non-conforming residential mortgage assets at similar prices paid by institutional investors and other third parties.

     Warehouse Lending Operations

     Our warehouse lending operations provides warehouse and repurchase financing facilities to our conduit operations and other third party mortgage banks. Third party mortgage banks use these financing facilities to finance their purchase of mortgage loans until they are able to sell the loans. We earn income from interest paid to us by these third party entities under these financing facilities.

     Recent Developments

     During the third quarter of 1998, we experienced a significant decrease in our liquidity because of the deterioration of the mortgage-backed securities market and the margin calls our lenders made on our financings and warehouse facilities. Margin calls result when our lenders deem the market value of the collateral securing our financings to be below the amount of our borrowings and require us either to reduce the amount of our borrowings under the financing facilities or to provide them with additional equity or collateral to secure our borrowings. We delayed the payment of our third quarter dividend and sold mortgage loans and mortgage-backed securities as a result of these margin calls. Future margin calls will adversely affect our ability to pay dividends in future periods. Depending upon the state of the mortgage industry, any future margin calls and the terms of any sale of mortgage assets, we may incur future losses.

     We reduced our exposure to margin calls on our existing borrowings under our current warehouse lines and repurchase facilities by selling mortgage loans and paying down outstanding borrowings on these facilities with the proceeds. After the quarter ended September 30, 1998, we made changes in our business strategy to compete more effectively in the new market environment and increase our liquidity by:

     .    raising interest rates on our loan programs

     . decreasing and capping the amount of premiums paid on our loan acquisitions

     .    reducing our staffing levels by approximately 25%

     After the end of the third quarter, we sold $250.4 million of mortgage loans and $8.9 million of mortgage-backed securities, which increased our liquidity by $13.6 million, after we paid down borrowings related to those assets. However, we took a $41.7 million non-cash charge in the third quarter for certain write downs of our mortgage loans, equity investments and investment securities available-for-sale portfolios. Largely as a result of these charges, we incurred a net loss of $20.6 million for the three months ended September 30, 1998.

     We expect our loan originations to decrease in the fourth quarter of 1998 and possibly the first quarter of 1999 which may reduce our borrowing needs during this period of market volatility. We have reduced our staff in response to these lowered expectations, believing that this will provide additional liquidity from operating activities. Even with our sale of mortgage loans and mortgage-backed securities, we do not believe our current operating cash flows are sufficient both to fund any further growth of our operations and to pay cash dividends.

                            _______________________


     We are located at 20371 Irvine Avenue, Santa Ana Heights, California 92707 and our telephone number is (714) 556-0122.

                                  THE OFFERING

     The following is a summary of the terms of the Series B Preferred Stock. You should refer to "Description of Series B Preferred Stock" on page S-7 for a more complete description of the terms of the Series B Preferred Stock.

Securities Offered........................  1,200,000 shares of Series B 10.5% Cumulative Convertible
                                            Preferred Stock (the "Series B Preferred Stock").

Dividends.................................  We will pay either cash or common stock dividends quarterly on each share of Series B Preferred Stock, beginning April 27,
                                            1999, at the greater of $0.656250 per quarter or the total amount of our quarterly aggregate distributions declared on the number of shares of common stock into which a share of Series B
                                            Preferred Stock is then convertible.  The dividends will be cumulative from the date of original issuance.  We will prorate the initial dividend based on the number of days in the initial distribution period.

Conversion Rights.........................  Each share of Series B Preferred Stock will initially be convertible into 5.050505 shares of our common stock, subject to adjustment under certain circumstances.  You may convert all or any part of your Series B Preferred Stock into our common stock at any time.

Liquidation Preference....................  If we liquidate, dissolve or wind up our company, you will receive a liquidation preference over the holders of our common stock of $25 per share of Series B Preferred Stock.

Optional Redemption; Maturity; Sinking
Fund......................................  We may redeem the Series B Preferred Stock at $25 per share plus any accumulated and unpaid dividends any time between the second anniversary of the date of the first issuance of Series B
                                            Preferred Stock and the fifth anniversary of the date of the first issuance of the Series B Preferred Stock if the closing sales price of our common stock, as reported by the principal stock
                                            exchange or over-the-counter trading market where our common stock is listed, averages more than 150% of the conversion price of the Series B Preferred Stock for at least 20 consecutive trading days.  We may redeem the Series B Preferred Stock at
                                            $25 per share plus any accumulated and unpaid dividends any time after the fifth anniversary of the date of the first issuance of the Series B Preferred Stock.  We may redeem the Series B
                                            Preferred Stock for cash or, under certain circumstances, for shares of our common stock.  Shares of our Series B Preferred
                                            Stock do not have a stated maturity. We will not establish a sinking fund to provide for any redemption.

Special Redemption........................  We may redeem the Series B Preferred Stock at any time if necessary to preserve our REIT status for federal income tax purposes.

Mandatory Redemption......................  You may require us to redeem all or some of your shares for cash in the amount of  $25 per share (plus accumulated and unpaid dividends) if we merge or consolidate or sell all or substantially all of our assets or if any person acquires more than half of our voting stock and you receive consideration  in the transaction that is valued at less than 110% of the conversion price in effect at the time of the transaction. You may also require us to redeem your shares of Series B Preferred Stock for cash under certain other limited circumstances.

Ranking...................................  The Series B Preferred Stock will rank senior to our common stock with respect to the payment of dividends and amounts upon liquidation.  We may issue shares of preferred stock that have equal rights as to the payment of dividends or amounts upon liquidation, dissolution and winding up as does our
                                            Series B Preferred Stock.

No Voting Rights..........................  Except under certain limited circumstances, you will not be entitled to vote along with our common stockholders on any matter put before them.

Use of Proceeds...........................  We intend to use the net proceeds of this offering for general corporate purposes.

Risk Factors..............................  See "Risk Factors" beginning on page S-6 for a discussion of factors to be considered before purchasing any of our Series B
                                            Preferred Stock.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following is a computation of the ratio of earnings to combined fixed charges and preference dividends, including CMO debt(1):

                              AT SEPTEMBER 30,                        AT DECEMBER 31,
                            -------------------  ----------------------------------------------------
                               PRO                   PRO
                              FORMA     1998       FORMA      1997    1996    1995    1994     1993
                              -----     ----       -----      ----    ----    ----    ----     ----
Ratio of earnings to
 combined fixed
 charges and preference
 dividends..................   1.0x     1.0x       --(2)     --(2)   1.2x   1.6x(3)  1.6x(3)  9.9x(3)

_________________________
(1) Earnings used in computing the ratio of earnings to combined fixed charges and preference dividends consist of earnings before income taxes plus fixed charges. Combined fixed charges and preference dividends consist of interest expense, rental expense deemed to represent the interest factor and preferred stock dividend requirements.
(2) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency (including the effect of a non-recurring non-cash charge of $44.4 million) at December 31, 1997 on a pro forma and actual basis was $19.2 million and $16.0 million, respectively.
(3) Data prior to our initial public offering on November 20, 1995 is based upon the historical operations of Impac Warehouse Lending Group, as a division of Southern Pacific Bank, formerly Southern Pacific Thrift and Loan, and includes our company's equity interest in Impac Funding Corporation, as a division of Imperial Credit Industries, Inc.

                                  RISK FACTORS

     An investment in the Series B Preferred Stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our business. Please refer to our Current Report on Form 8-K, filed with the Commission on December 18, 1998, for risk factors which relate to our business operations. Additional risks and uncertainties that we are not presently aware of or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, you may lose all or part of your investment. All of these risk factors are dependent on each other and so you should read this risk factors section, and those included in the Form 8-K referenced above, as a whole.

     This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. These forward-looking statements can be identified by the use of words such as: "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and their derivatives, opposites and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and to those we referred you to.

RISKS RELATED TO ISSUANCE OF ADDITIONAL PREFERRED STOCK AND INCURRENCE OF DEBT

     The terms of the Series B Preferred Stock restrict our ability to issue securities senior to the Series B Preferred Stock; however, we may issue securities ranking on a parity with the Series B Preferred Stock and additional shares of Series B Preferred Stock. The issuance of additional preferred stock on a parity with or senior to the Series B Preferred Stock could have the effect of diluting the interests of holders of the Series B Preferred Stock. None of the terms of the Series B Preferred Stock restrict our ability to incur debt. Therefore, we could enter into a highly leveraged or other transaction that might adversely affect our ability to pay dividends on the Series B Preferred Stock.

A PUBLIC MARKET FOR SERIES B PREFERRED STOCK WILL NOT DEVELOP

     Prior to this offering, there has been no public market for the Series B Preferred Stock, and we do not intend to list the shares of Series B Preferred Stock on a stock exchange or an over-the-counter market. Therefore, it is highly unlikely that an active trading market will develop and be maintained in the Series B Preferred Stock. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all or to sell your shares at a price equal to or above the price you paid for the shares.

OUR SHARE PRICES HAVE BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE

     The market price of our common stock has been extremely volatile. On September 1, 1998, the closing price was $13.06 and on October 15, 1998, the closing price was $3.38. On December 18, 1998, the closing price was $4.50.
The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

     .    availability of liquidity
     .    volatility in the securitization market
     .    whole loan sale pricing
     .    margin calls by warehouse lenders
     .    actual or anticipated fluctuations in our operating results
     .    interest rates
     .    prepayments on mortgages
     .    valuations of securitization related assets
     .    cost of funds
     .    general market conditions

In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stocks of specialty finance companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

     If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected.

GRANT OF EXCEPTED HOLDER STATUS TO THE PURCHASER OF OUR SERIES B PREFERRED STOCK MAY AFFECT OUR STATUS AS A REIT

     The Internal Revenue Code prohibits ownership of more than 50% of a REIT's shares by five or fewer individuals during the last half of a REIT's taxable year. Our charter generally precludes anyone from beneficially owning in excess of 9.5% of our capital stock to ensure that 50% of our capital stock is not held by five or fewer individuals at any time. However, our charter permits our board of directors to make exceptions to this ownership limitation, upon the provision of certain representations and undertakings by a prospective purchaser of our capital stock, with such person becoming an excepted holder. In connection with the offering of the Series B Preferred Stock, our board of directors has authorized excepted holder status to the initial two purchasers of the Series B Preferred Stock. While our charter permits us to redeem the Series B Preferred Stock at any time if necessary to preserve our REIT status, we cannot assure you that we will have the funds legally available to redeem a sufficient number of shares of Series B Preferred Stock to remain a REIT. The loss of REIT status will have a material adverse affect on our business, financial condition and results of operations.

                                CAPITALIZATION

     The following table sets forth our actual capitalization (1) as of September 30, 1998 and (2) as adjusted to give effect to receipt of the net proceeds (expected to be approximately $28.5 million) from the offering of the Series B Preferred Stock. Our capitalization should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into the prospectus.

                                             AS OF SEPTEMBER 30, 1998
                                           ----------------------------
                                             Actual      As Adjusted
                                           ----------  ----------------
                                             Unaudited (in thousands)
Credit Facilities.......................    $635,818      $619,351
Stockholders' Equity....................     231,415       259,915
                                           ----------  ----------------
TOTAL CAPITALIZATION....................    $867,233      $879,266
                                           ==========  ================


                                USE OF PROCEEDS

     The net proceeds to us from the offering of our Series B Preferred Shares, which are expected to be approximately $28.5 million, will be used by us to reduce outstanding indebtedness under our financing facilities and for general corporate purposes, including the payment of our $12.0 million dividend declared in September 1998 and payable in January 1999. As of September 30, 1998, the outstanding amounts of indebtedness to be repaid with the proceeds from this offering bore interest at various floating and fixed rates and had a weighted average annual rate of 7.04% and had maturities prior to or on September 29, 1999.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

     Prior to this offering, we classified and designated 1,200,000 shares of our authorized Preferred Stock as Series B Preferred Stock and authorized the issuance of the Series B Preferred Stock. You will be purchasing validly issued, fully paid and nonassessable shares of our Series B Preferred Stock. As holders of our Series B Preferred Stock, you will have no preemptive rights with respect to any of our shares of capital stock or any of our other securities that are convertible into or carrying rights or options to purchase any shares of our capital stock. We are not obligated to redeem or retire our Series B Preferred Stock, except under very limited circumstances described below, or to establish a sinking fund to redeem or retire our Series B Preferred Stock. The Series B Preferred Stock does not have a maturity and it will remain outstanding so long as it is not converted or redeemed.

     Our common stock is listed on the American Stock Exchange under the symbol "IMH." We do not intend to list the Series B Preferred Stock on any stock exchange or over-the-counter trading market.

RANKING

     Our Series B Preferred Stock will rank senior to any Junior Shares with respect to payment of dividends or other distributions and amounts upon liquidation, dissolution or winding up. "Junior Shares" are our common stock, our Series A Junior Participating Preferred Stock, and any other class or series of our capital stock that is now or hereafter issued and outstanding that our board of directors has not designated as ranking senior to or on a parity with the Series B Preferred Stock. While any Series B Preferred Stock is outstanding, we may not authorize or create any class or series of shares that ranks senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of four-fifths of the outstanding shares of Series B Preferred Stock. However, we may without the consent of the holders of the Series B Preferred Stock:

     . create additional classes of shares ranking junior to or on a parity with the Series B Preferred Stock

     . increase the authorized number of shares of preferred stock, including the Series B Preferred Stock

     . issue additional series of preferred stock ranking junior to or on a parity with the Series B Preferred Stock

DIVIDENDS

     You may receive, when, as and if declared by our board of directors, out of funds that are legally available for payment of dividends, cumulative cash or common stock dividends. These dividends will be payable quarterly in an amount per share equal to the greater of

     . $0.656250 (equal to a rate of 10.5% of the $25 per share liquidation preference, per annum) or

     . the quarterly aggregate distributions declared on the number of shares of common stock into which a share of Series B Preferred Stock is convertible.

     Dividends on the Series B Preferred Stock are payable quarterly in arrears on or about the fourth Tuesday of January, April, July and October of each year, beginning on April 27, 1999 (and, in the case of any accumulated but unpaid dividends, at such additional times and for such interim periods, if any, as determined by our board of directors). If we choose not to pay cash dividends in any period and we have not paid cash dividends on any Junior Shares in such period, we will pay dividends on the Series B Preferred Stock in our common stock at a price per share equal to the average closing sales price of our common stock as reported by the principal exchange or over-the-counter trading market where our common stock is traded for the 20 trading days immediately prior to the payment date. Each regular quarterly dividend is payable to holders of record on our share records at the close of business on or about the last Friday of December, March, June and September. Dividends will accumulate from the date of the original issuance of the Series B Preferred Stock. The initial distribution period will end at the end of the first full quarter following the quarter in which the Series B Preferred Stock is first issued. The initial dividend will be prorated based on the number of days in the initial distribution period. The dividend first payable after issuance and any other dividends payable on the Series B Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are cumulative from the most recent dividend payment date to which full dividends have been paid, whether or not in any dividend period or periods such dividends shall be declared or whether or not we have funds legally available for the payment of those dividends. Accumulations of dividends on the Series B Preferred Stock will not bear interest.

     "Parity Shares" are shares of our preferred stock that our board of directors designates as ranking on a parity with the Series B Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution or winding up. We may declare dividends on Parity Shares at the same time that we declare dividends on the Series B Preferred Stock. However, if we have not paid regular dividends on the Series B Preferred Stock and the Parity Shares in full, then we will declare any dividend on the Series B Preferred Stock and any Parity Shares ratably in proportion to accumulated and unpaid dividends on the Series B Preferred Stock and the Parity Shares.

     Our board of directors will not authorize, pay or set aside for payment any distribution on the Series B Preferred Stock if the action is prohibited by any of our agreements or would constitute a default of any agreements or would be a breach of any of our agreements, including any agreement relating to our indebtedness. In addition, our board of directors will not authorize, pay or set aside for payment, any funds, if we are restricted or prohibited from doing so by law.

     We will not:

     (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (other than in Junior Shares), or

     (2) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan of our company or any of its subsidiaries, a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving our qualification as a REIT), unless in the case of each of (1) and (2):

         (a) all accumulated dividends with respect to the Series B Preferred Stock and any Parity Shares at the time such dividends are payable have been paid or such dividends have been declared and funds or shares of common stock have been set apart for payment of such dividends; and

         (b) sufficient funds or shares of common stock have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series B Preferred Stock and any Parity Shares.

     We will not declare or pay cash dividends on any Junior Shares for any distribution period, if we have not paid full cumulative distributions on the Series B Preferred Stock in the same form (i.e., cash, common stock or any combination of cash and our common stock) as the distributions which we have declared or paid on any Junior Shares for such distribution period.

     We will first credit any distribution payment made on the Series B Preferred Stock against the earliest accumulated distribution which remains payable with respect to those shares.

     If, for any taxable year, we elect to designate as "capital gain distribution" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to the holders of all classes of shares (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series B Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total distributions (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Stock for the year and the denominator of which shall be the Total Distributions.

     The term "dividend" does not include dividends payable solely in Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

REDEMPTION

     We may redeem our Series B Preferred Stock for cash in the amount of $25 per share (plus accumulated and unpaid dividends) any time between the second anniversary of the date of the first issuance of Series B Preferred Stock and the fifth anniversary of the date of the first issuance of Series B Preferred Stock, if the closing sales price of our common stock as reported by the principal stock exchange or over-the-counter trading market where our common stock is listed averages in excess of 150% of the Conversion Price for a period of at least 20 consecutive trading days ending within 30 days prior to the notice of redemption.

     We may redeem our Series B Preferred Stock for cash in the amount of $25 per share (plus accumulated and unpaid dividends) any time to protect our status as a REIT or to prevent our assets from being deemed Plan Assets under the Plan Asset Regulation. On and after the fifth anniversary of the date of the first issuance of Series B Preferred Stock, we may redeem the Series B Preferred Stock upon not less than 30 nor more than 60 days' prior written notice, in whole or in part, at any time or from time to time at a price equal to the Liquidation Preference plus accumulated and unpaid dividends, payable at our option in:

     (1) shares of common stock, equal in number to the Liquidation Preference plus accumulated and unpaid dividends divided by the average closing sales price of our common stock on the principal stock exchange or over-the-counter trading market where our common stock is listed for the 20 trading days immediately prior to the business day immediately preceding the date of redemption; provided, however, that the average closing sales price of our common stock on the principal stock exchange or over-the-counter trading market where our common stock is listed for the 20 trading days immediately prior to the business day immediately preceding the date of redemption is greater than or equal to the conversion price on the business day immediately preceding the date of redemption.

     (2)  cash.

     You may require us to redeem your outstanding shares of Series B Preferred Stock for cash in the amount of $25 per share (plus accumulated and unpaid dividends) if:

          . our common stock is not listed on the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market for three consecutive trading days;

          . our common stock issued upon conversion of the Series B Preferred Stock, as a distribution in respect of the Series B Preferred Stock, or upon redemption of the Series B Preferred Stock is not, at the time the stock certificates are delivered, listed on the exchange or quotation system where our common stock is listed at such time;

          . we fail to deliver stock certificates issued instead of a cash distribution within 10 days of the distribution payment date; or

          . we merge or consolidate or sell all or substantially all of our assets or any person acquires more than half of our voting stock and in either instance you receive consideration valued at less than 110% of the conversion price in effect at the time of the transaction.

     We will give notice of redemption:

     (1) if there are more than 50 holders of Series B Preferred Stock by publication in a newspaper of general circulation in the City of New York, the publication will be made once a week for two successive weeks beginning not less than 30 nor more than 60 days prior to the redemption date; or

     (2) if there are 50 or fewer holders of Series B Preferred Stock, by mailing of a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock to be redeemed at their addresses as they appear on our stock transfer records and we will issue a press release concerning the redemption. We will select a redemption date not less than 30 nor more than 60 days after the date on which we mail the notice of redemption.

     If we elect to redeem fewer than all of the shares of Series B Preferred Stock, we may select the shares to be redeemed by lot or pro rata or by any other method our board of directors determines.

     The notice of redemption we mail to holders of the Series B Preferred Stock will state, among other things,

     (1)  that we have elected to redeem the Series B Preferred Stock;

     (2)  the date fixed for redemption;

     (3) the number of shares of Series B Preferred Stock to be redeemed (and, if fewer than all the outstanding Series B Preferred Stock is to be redeemed, the number of shares of Series B Preferred Stock to be redeemed from each holder);

     (4) the place(s) where (or the manner in which) you should surrender your shares of Series B Preferred Stock for payment; and

     (5)  whether your shares will be redeemed for cash or our common stock.

     If a redemption date falls after a dividend payment record date and prior to the related payment date, the holders of the Series B Preferred Stock at the close of business on that record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, even though the redemption date for those shares is before the dividend payment date. We will not make any other payment or allowance for accumulated dividends on any Series B Preferred Stock called for redemption.

     If we have not paid, declared or set aside for payment full cumulative dividends on the Series B Preferred Stock, we may not redeem the Series B Preferred Stock in part and we may not purchase, redeem or otherwise acquire Series B Preferred Stock or any Parity Shares other than in exchange for Junior Shares. We may, however, purchase Shares-in-Trust or redeem Series B Preferred Stock owned by Benefit Plan Investors in order to ensure that we continue to meet the requirements for qualification as a REIT or to prevent our assets from being deemed Plan Assets under the Plan Asset Regulation. Also, we may redeem the Series B Preferred Stock in whole or in part pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock.

     On and after the date fixed for redemption, provided that we have made available at the office of the Registrar and Transfer Agent a sufficient amount of cash or common stock to effect the redemption, dividends will cease to accumulate on the Series B Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend record date and prior to the related payment date, holders of Series B Preferred Stock on the dividend record date will be entitled on that dividend payment date to receive the dividend payable on those shares), and those shares will no longer be deemed to be outstanding and all rights of the holders of those shares as holders of Series B Preferred Stock will cease except the right to receive any cash or common stock payable upon redemption, without interest from the date of the redemption. At the close of business on the redemption date, each holder of Series B Preferred Stock (unless we default in the delivery of the cash or common stock) will be, without any further action, deemed a holder of the amount of cash or common stock, as the case may be, for which his or her Series B Preferred Stock is redeemable.

     Fractional shares of common stock will not be issued upon redemption of the Series B Preferred Stock, but, in lieu thereof, we will pay cash for any fractional interest based on the average of the closing sales prices of the common stock on the 20 trading days prior to the business day immediately preceding the date fixed for redemption.

     At any time prior to the time, if any, as the Series B Preferred Stock qualifies as a "publicly offered security" under the Plan Asset Regulation, or qualifies for another exception from the "lookthrough" rule, if we determine that, as a result of transfers, conversions or otherwise, Benefit Plan Investors own 25% of the aggregate number of outstanding shares of Series B Preferred Stock (excluding for this purpose any shares held by persons exercising investment management authority over our assets or providing investment advice for a fee with respect to such assets and any affiliates of such persons), we will have the right to cause shares of Series B Preferred Stock that are held by Benefit Plan Investors to be redeemed so that following such redemption Benefit Plan Investors own less than 25% of the outstanding shares of Series B Preferred Stock (excluding for this purpose any shares held by persons exercising investment management authority over our assets or providing investment advice for a fee with respect to such assets and any affiliates of such persons). No such redemption may reduce Benefit Plan Investor ownership to less than 20% of the Series B Preferred Stock. Any such redemption will follow the redemption procedures set forth herein, except that the redemption date may be fewer than 30 days after the first notice of redemption to the extent necessary to prevent our assets from being deemed Plan Assets and the redemption price shall be the fair market value of such shares of Series B Preferred Stock, as determined by our board of directors in its sole discretion. If fewer than all the outstanding Series B Preferred Stock that are held by Benefit Plan Investors are to be redeemed, the number of Series B Preferred Stock to be redeemed will be determined by our board of directors and such shares will be redeemed on a pro rata basis from the holders of such shares that are Benefit Plan Investors in proportion to the number of Series B Preferred Stock held by such holders or by any other method as may be determined by our board of directors in its sole discretion.

LIQUIDATION PREFERENCE

     If we liquidate, dissolve or wind up our company, you will be entitled to receive the Liquidation Preference plus an amount per share of Series B Preferred Stock equal to all accumulated and unpaid dividends (whether or not declared) to the date of final distribution.

     Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference and all accumulated and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series B Preferred Stock are insufficient to pay in full the Liquidation Preference and all accumulated and unpaid dividends, and the liquidation preference and all accumulated and unpaid dividends with respect to any Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series B Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series B Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. None of (1) a consolidation or merger of us with another corporation, (2) a statutory share exchange by us or
(3) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of our company.

VOTING RIGHTS

     Except as indicated below, the holders of Series B Preferred Stock will have no voting rights.

     The approval of holders of four-fifths of the outstanding shares of Series B Preferred Stock, either at a meeting of stockholders or by written consent, is required in order to amend the Charter or our by-laws:

     (1) to authorize or create, or increase the authorized or issued amount of any class or series of shares ranking prior to the Series B Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or to reclassify any authorized shares of our company into such shares, or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of these shares;

     (2) to amend, alter or repeal the provisions of the Articles Supplementary for the Series B Preferred Stock; or

     (3) to amend, alter or repeal the provisions of our Charter so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (as determined by our board of directors in good faith).

     If we merge or consolidate with another entity and our company is not the surviving entity, so long as the Series B Preferred Stock is converted into a security with substantially identical rights, preferences, privileges and voting power, the rights, preferences, privileges or voting power of the Series B Preferred Stock will not be deemed to have been materially and adversely affected. In addition, any increase in our authorized preferred stock or the designation or issuance of any additional shares of Series B Preferred Stock or Parity Shares, or any increase in the amount of authorized Series B Preferred Stock or any other preferred stock, of equal ranking or junior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock.

     Our Charter authorizes our board of directors to issue more shares of preferred stock and to classify or reclassify any unissued shares of preferred stock into one or more classes or series of stock. Our preferred stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as our board of directors determines for each class or series of stock subject to the provisions of our Charter regarding restrictions on the transfer of stock. We have preferred stock available for possible future financing of, or acquisitions by, our company and for general corporate purposes without further stockholder authorization unless such authorization is required by applicable law or the rules of the principal exchange or over-the-counter trading market where our common stock is listed or any other principal national securities exchange on which our stock is listed or admitted for trading. Our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of our company by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, may have a preference on dividend payments which could reduce the assets available to our company to make distributions to the common stockholders. This issuance of our Series B Preferred Stock will be our first issuance of preferred stock.

CONVERSION RIGHTS

     The Series B Preferred Stock is convertible, in whole or in part, at any time, at your option, into authorized shares of our previously unissued common stock at a conversion price of $4.95 per share (equivalent to an initial conversion rate of 5.050505 shares of common stock for each share of Series B Preferred Stock), subject to adjustment as described below ("Conversion Price"). You may convert your shares of Series B Preferred Stock called for redemption up until the close of business on the redemption date. For information as to notices of redemption, see "--Redemption" above.

     You may convert any shares of your Series B Preferred Stock by delivering certificates evidencing the shares you wish to convert, together with a written notice of conversion and a proper assignment of your certificates to our company or in blank, to the office or agency we maintain for that purpose. Currently, the principal corporate trust office of Boston EquiServe, L.P., is the transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series B Preferred Stock.

     You will be deemed to have effected each conversion immediately prior to the close of business on the date on which you have surrendered your certificates for Series B Preferred Stock and your notice has been received by our company as stated above (and if applicable, payment of any amount equal to the dividend payable on such shares has been received by our company as described below). The conversion will be at the Conversion Price in effect at that time and on that date.

     Holders of Series B Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on their shares on the corresponding dividend payment date even though the shares will be converted before the dividend payment date. However, Series B Preferred Stock surrendered for conversion during the period between the close of business on any dividend record date and ending with the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such dividend payment date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Series B Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into common stock on such dividend payment date will receive the dividend payable by the Company on such Series B Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series B Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the common stock issued upon such conversion.

     We will not issue fractional shares of common stock on conversion but, in lieu thereof, we will pay cash for any fractional interest based on the current market price of the common stock on the trading day immediately preceding the conversion date.

     You may not convert your shares of Series B Preferred Stock into our common stock if, after the conversion, you would beneficially own more than 4.999% of our then issued and outstanding shares of common stock, unless you provide us with 75 days' prior notice that you have elected not to have this limitation apply to your Series B Preferred Stock.

Conversion Price Adjustments

     The Conversion Price shall be reduced to $4.50 after August 15, 1999 if our "Return on Equity" for the six months ended June 30, 1999 (computed by multiplying the Return on Equity for such period by two) is less than the "Ten Year U.S. Treasury Rate" plus 200 basis points. "Return on Equity" means the product obtained by dividing our net income (calculated in accordance with the terms of our charter), before:

     .    incentive compensation paid to employees
     .    deduction for dividends
     .    amortization of advisor termination fees
     .    net operating loss deductions arising from prior periods

by the average of the gross proceeds from any sale of our equity securities outstanding during such period. The "Ten Year U.S. Treasury Rate" means the average of the weekly per annum average yield to maturity for U.S. Treasury fixed rate securities published by the Federal Reserve Board during such period.

     The Conversion Price is also subject to adjustment upon any subdivision, combination and reclassification of our common stock and upon certain issuances of Junior Shares or rights to acquire Junior Shares. We will not adjust the conversion price for issuances of our securities under any of the following circumstances: upon conversion of the Series B Preferred Stock, upon exercises of options and warrants granted to our employees and directors which were approved by our board of directors, pursuant to any employee plan, or pursuant to any of our dividend reinvestment plans.

     In addition, we will be permitted to make such reductions in the Conversion Price as we consider advisable in order that any event treated for Federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of our common stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     In case we are a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the common stock or sale of all or substantially all of our assets), in each case as a result of which our common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock will thereafter be convertible into the kind and amount of shares, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Series B Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of shares, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     We are not required to adjust the Conversion Price until cumulative adjustments amount to 1% or more of the Conversion Price. We will carry forward any adjustments that we are not required to make and we will take those adjustments into account in subsequent adjustments.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations, that may be relevant to a prospective holder of the Series B Preferred Stock. Brown & Wood has acted as tax counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of such shares. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, (except as discussed below), financial institutions or broker-dealers, and, except as discussed below, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The statements in this discussion are based on current provisions of the Internal Revenue Code (the "Code"), existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus Supplement. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For further discussion--See "Federal Income Tax Considerations" in the accompanying Prospectus.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SERIES B PREFERRED STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF SERIES B PREFERRED STOCK

     Ordinary Dividends. In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income, except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain to the stockholders. For purposes of determining whether distributions are out of current or accumulated earnings or profits, the earnings and profits of the Company will be allocated first to the Series B Preferred Stock and then to the Company's common stock. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's stock with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock.

     If the Company distributes its common stock, rather than cash, as a dividend to the Series B Stockholder, such common stock distribution would be taxed in the same manner as a cash distribution to the Series B stockholders.

     Capital Gain Dividends. If, for any taxable year, the Company elects to designate as capital gain dividends any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to the holders of all classes of shares, the portion of the Capital Gains Amount that will be allocable to the holders of Series B Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) (the "Total Dividends") paid or made available to the holders of the Series B Preferred Stock for the year and the denominator of which will be the Total Dividends.

     The Company may designate a Capital Gains Amount, but may choose not to distribute such amount to the Series B Preferred stockholders (the "Undistributed Capital Gain"). Holders of the Series B Preferred Stock would be required to include into their income the Undistributed Capital Gain amount, and although the Company retains the net capital gain amount, the Series B Preferred stockholders would be treated as having paid any taxes paid by the Company on the Undistributed Capital Gain.

     Conversion of Series B Preferred Stock to Common Stock. Assuming that Series B Preferred Stock will not be converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the redemption or conversion of the Series B Preferred Stock at the option of the holder solely into common stock. The basis that a holder will have for tax purposes in the common stock received will be equal to the adjusted basis the holder had in the Series B Preferred Stock so converted and, provided that the Series B Preferred Stock were held as a capital asset, the holding period for the common stock received will include the holding period for the Series B Preferred Stock redeemed or converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share.

     If a conversion occurs when there is a dividend arrearage on the Series B Preferred Stock and the fair market value of the common stock exceeds the issue price of the Series B Preferred Stock, a portion of the common stock received may be treated as a dividend.

     Adjustments to Conversion Price. Section 305(c) of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible stock, such as the Series B Preferred Stock, as a distribution taxable as a dividend to the extent of the issuing corporation's current and accumulated earnings and profits. Treasury regulations treat holders of convertible preferred stock as having received such a constructive distribution when the conversion price of such preferred stock is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock is convertible. Thus, under certain circumstances, an adjustment to the conversion price of the Series B Preferred Stock may give rise to a deemed taxable stock dividend to the stockholders thereof, whether or not such stockholders exercise their conversion privilege.

     Redemption of Series B Preferred Stock. The Company may redeem the Series B Preferred Stock at anytime if necessary to preserve its REIT status or at its option, and the holders of the Series B Preferred Stock may require redemption of their shares under certain limited circumstances, all as more fully set forth under "Description of Series B Preferred Stock--Redemption". A redemption of Series B Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned by the holder, must generally be taken into account. If a particular holder of Series B Preferred Stock does not own (actually or constructively) any common stock, or owns only an insubstantial percentage of the outstanding common stock (including common stock owned constructively as a result of the conversion feature of the Series B Preferred Stock), a redemption of Series B Preferred Stock of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series B Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

     If a redemption of Series B Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted tax basis in the Series B Preferred Stock. Such gain or loss will be capital gain or loss if the Series B Preferred Stock has been held as a capital asset, and if such shares have been hold for more than one year.

     If a redemption of Series B Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted tax basis in the redeemed Series B Preferred Stock will be transferred to the holder's remaining shares of stock of the Company. If the holder owns no other shares of stock of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

     Redemption Premium. Section 305(c) of the Code and the regulations thereunder provide in certain cases for the accrual of a redemption premium on preferred stock on a constant yield-to-maturity basis and for the treatment of such accrual as a distribution with respect to such preferred stock. For such accrual to apply to a redemption premium on the Series B Preferred Stock, there would be required a determination of the existence of a "maturity date," at which it would be considered, as of the issuance of the Series B Preferred Stock, to be more likely than not that the Company would exercise its redemption option. The regulations, however, provide a safe harbor under which an issuer will not be considered to be more likely than not to exercise its redemption option. In addition to certain other requirements, the safe harbor requires that the exercise of the redemption option will not reduce the yield of the stock. Based upon the terms of the Series B Preferred Stock, the safe harbor will be satisfied. Accordingly, the redemption premium on the Series B Preferred Stock should not be subject to accrual under Section 305(c).

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and estates and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Series B Preferred Stock, including any reporting requirements.

     Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to foreign stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the Series B Preferred Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). In general, a Non-U.S. Stockholder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of Series B Preferred Stock.

     Capital Gain Dividends. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. Stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Company as capital gain dividends.

     Gains recognized by a Non-U.S. Stockholder upon a sale or exchange of Series B Preferred Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT" and that therefore the sale of Series B Preferred Stock will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if
(i) investment in the Series B Preferred Stock is treated as "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividend not subject to FIRPTA.

                              PLAN OF DISTRIBUTION

     We are offering our shares of Series B Preferred Stock on a best efforts basis, principally to selected investors purchasing for investment. We have retained EVEREN Securities, Inc. (the "Placement Agent") to act as our exclusive agent in connection with the arrangement of such offers and sales on a best efforts basis. The Placement Agent is not obligated to and does not intend to itself take (or purchase) any of the shares of Series B Preferred Stock. Among other things, the Placement Agent will not be obligated to act as our agent if certain events occur which could have a material adverse effect on the business or financial condition of our company, which in the sole judgment of the Placement Agent make it impracticable or inadvisable to proceed with this offering.

     Settlement for sales of Series B Preferred Stock will occur on the third business day following the date on which any such sales are made. On the third business day following the date on which shares of Series B Preferred Stock are sold by the Placement Agent, we will deliver such shares against payment thereof. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     On or prior to the second business day after the end of each calender week during which sales of Series B Preferred Stock were made by the Placement Agent (each such week a "Reporting Period"), we will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) of the Securities Act of 1933, as amended, which Prospectus Supplement will set forth:

     .    the dates included in such Reporting Period
     . the number of such shares of Series B Preferred Stock sold through the Placement Agent
     .    the net proceeds to us
     . the compensation payable by us to the Placement Agent with respect to sales of Series B Preferred Stock

     In connection with the sale of the Series B Preferred Stock on our behalf, the Placement Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and the compensation of the Placement Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Placement Agent against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The Placement Agent has in the past provided financial advisory services to us for which it received customary fees. The Placement Agent may in the future engage in transactions with, or perform services for, us in the ordinary course of business. We have agreed to pay up to a maximum of $30,000 of expenses incurred by the Placement Agent in connection with this offering.

                                 LEGAL MATTERS

     The validity of the Series B Preferred Stock offered hereby will be passed upon for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California. Certain tax matters and certain legal matters with respect to Maryland law will be passed on for the Company by Brown & Wood LLP, Washington, D.C.

PROSPECTUS

                         IMPAC MORTGAGE HOLDINGS, INC.

                COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
            WARRANTS TO PURCHASE COMMON STOCK, PREFERRED STOCK AND
                                DEBT SECURITIES

                               ----------------

  Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time one or more of the following types of its securities (the "Securities"): (i) shares of its Common Stock, $0.01 par value per share ("Common Stock"); (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series ("Preferred Stock"); (iii) debt securities, in one or more series, any series of which may be either senior debt securities or subordinated debt securities (collectively, "Debt Securities" and, as appropriate, "Senior Debt Securities" or "Subordinated Debt Securities"); (iv) warrants to purchase shares of Common Stock ("Common Stock Warrants"); Preferred Stock ("Preferred Stock Warrants"); and Debt Securities ("Debt Warrants" and together with Common Stock Warrants and Preferred Stock Warrants, collectively, "Securities Warrants"); and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of Securities. The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series. The Securities offered by the Company pursuant to this Prospectus will be limited to $200,000,000 aggregate initial public offering price, including the exercise price of any Securities Warrants. As of the date of this Prospectus, the Company has issued 3,400,000 shares of Common Stock with an aggregate initial public offering price of $92,650,000.

  SEE "RISK FACTORS" STARTING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

  The specific terms of each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable; (1) in the case of any series of Preferred Stock, the specific designations, preferences, conversion and other rights, voting powers and restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such series of Preferred Stock; (2) in the case of any series of Debt Securities, the specific designations, rights and restrictions of such series of Debt Securities, including without limitation whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities, the currency in which such Debt Securities are denominated and payable, the aggregate principal amount, stated maturity, method of calculating and dates for payment of interest and premium, if any, and any conversion, exchange, redemption or sinking fund provisions; (3) in the case of the Securities Warrants, the Debt Securities, Preferred Stock or Common Stock, as applicable, for which each such warrant is exercisable, and the exercise price, duration, detachability and call provisions of each such warrant; and (4) in the case of any offering of Securities, to the extent applicable, the initial public offering price or prices, listing on any securities exchange, certain federal income tax consequences and the agents, dealers or underwriters, if any, participating in the offering and sale of the Securities. If so specified in the applicable Prospectus Supplement, any series of Securities may be issued in whole or in part in the form of one or more temporary or permanent Global Securities, as defined herein.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS  A CRIMINAL
          OFFENSE.

                               ----------------

  The Company may sell all or a portion of any offering of its Securities through agents, to or through underwriters or dealers, or directly to other purchasers. See "Plan of Distribution." The related Prospectus Supplement for each offering of Securities sets forth the name of any agents, underwriters or dealers involved in the sale of such Securities and any applicable fee, commission, discount or indemnification arrangement with any such party. See "Use of Proceeds."

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

                               ----------------

                  The date of this Prospectus is May 8, 1998.

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:\www.sec.gov. The Common Stock is listed on the American Stock Exchange (the "AMEX"). Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

    (3) The Company's Current Reports on Form 8-K, dated December 19, 1997, as amended, and January 28, 1998, as amended.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Such requests should be directed to: Impac Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707, Attention: Investor Relations,
Telephone: (714) 438-2100.

                                  THE COMPANY

  Unless the context otherwise requires, references herein to the "Company" refer to Impac Mortgage Holdings, Inc. ("IMH"), Impac Funding Corporation (together with its wholly owned subsidiary, Impac Secured Assets Corp., "IFC"), IMH Assets Corp. ("IMH Assets"), IMH/ICH Dove Street, LLC, and Impac Warehouse Lending Group, Inc. ("IWLG"), collectively.

GENERAL

  Impac Mortgage Holdings, Inc. is a specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. ("ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

  Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes.

  Conduit Operations. The Conduit Operations, conducted by IFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. IFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loans conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, IFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. Prior to the Contribution Transaction, IFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in IFC, while Joseph R. Tomkinson, the Company's Chief Executive Officer, William S. Ashmore, the Company's President, and Richard J. Johnson, the Company's Chief Financial Officer, are the holders of all the outstanding voting stock of, and 1% of the economic interest in, IFC.

  Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to IFC and to approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors.

  IMH's principal sources of income are (1) income from the Long-Term Investment Operations, (2) income from the Warehouse Lending Operations, and
(3) income from IMH's equity investment in the Conduit

Operations. In addition, the Company expects to receive dividend income from its investment in the common stock of Impac Commercial Holdings, Inc. (formerly IMH Commercial Holdings, Inc.) ("ICH"), a REIT in which IMH currently holds shares of Common Stock and shares of non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH's Common Stock. The income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. "CMO" means an adjustable or fixed-rate debt obligation (bond) that is collateralized by mortgage loans or mortgage certificates and issued by the Government National Mortgage Association. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by IFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

  The Company is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707 and its telephone number is (714) 556-0122.

OPERATING STRATEGY

  The Company believes that a structural change has occurred in the mortgage banking industry which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including:
(1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization of high-yielding non-conforming mortgage loans by the investment banking industry; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans; (4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan borrowers.

  The Company's strategy is to take advantage of the increased demand for non-conforming mortgage loans through IFC's network of correspondents, which sell non-conforming mortgage loans to IFC for resale or securitization. The Company's strategic objective is to exploit the structural changes in the non-conforming mortgage loan market through the Conduit Operations and to invest in the non-conforming mortgage loans and mortgage-backed securities originated and created by the Conduit Operations. Management believes that the Long-Term Investment Operations complements the Conduit Operations by providing IFC with a reliable investor for a portion of its loan sales and securitizations while IFC supports the Long-Term Investment Operations by providing non-conforming mortgage loans and securities backed by non-conforming mortgage loans. The Company believes the Warehouse Lending Operations provides synergies with the Company's other operations because it provides funding to the Conduit Operations and extends the scope of the Company's relationships with certain of its correspondent loan originators.

  The Company purchases mortgage assets, through its network of correspondents and through bulk purchases, and invests a substantial portion of its long-term investment portfolio in, non-conforming mortgage loans because management believes that non-conforming mortgage loans provide an attractive net income earnings profile and produce higher yields without commensurately higher credit risks, when compared with conforming mortgage loans. Although a substantial majority of the non-conforming loans purchased by the Conduit Operations are "A" and "A-" grade mortgage loans, the Company's strategy includes the purchase of "B" and "C" grade mortgage loans. In general, "B" and "C" grade mortgage loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of "A" grade mortgage loans, and are normally subject to greater frequency of losses and delinquency. As a result, "B" and "C" grade mortgage loans normally bear a higher rate of interest and higher fees.

  Management believes that IMH's tax and corporate structure as a REIT provides it with an advantage over other financial institutions and mortgage banking competitors. As a REIT, IMH can generally pass through qualifying earnings as dividends to stockholders without federal income tax at the corporate level. Thus, the Company expects to be able to pay higher annual dividends than traditional mortgage lending institutions, which are subject to federal income tax. In addition, management believes that the Company provides a more attractive method of investing in mortgages than regulated financial institutions because the Company is not subject to most of the federal and state regulations imposed upon insured financial institutions, and therefore, does not incur their related costs.

DIVIDEND POLICY AND DISTRIBUTIONS

  To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Director deems relevant. The Board of Directors has not established a minimum distribution level.

TAX STATUS OF IMH

  IMH has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1995, and believes its organization and manner of operation have enabled and will continue to enable it to meet the requirements for qualification as a REIT. To maintain REIT status, any entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to its stockholders. As a REIT, IMH generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If IMH fails to qualify as a REIT in any taxable year, it generally will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors--Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation." Even if IMH qualifies for taxation as a REIT, IMH may be subject to certain federal, state and local taxes on its income. In addition, IFC is subject to federal and state income tax at regular corporate rates on its net income.

                                 RISK FACTORS

  Before investing in the Securities, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

  Certain information contained in this Prospectus and the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21e of the Exchange Act, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. The statements under the captions "Risk Factors" in this Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause the actual results, performance or achievements of the Company to differ materially from those reflected in such forward-looking statements.

NET INTEREST INCOME MAY BE ADVERSELY AFFECTED BY INTEREST RATE FLUCTUATIONS;
 PREPAYMENTS OF MORTGAGE LOANS MAY ADVERSELY AFFECT NET INCOME

  The Company's income may be affected by changes in market interest rates. In conducting its Conduit Operations, the Company is subject to the risk of rising mortgage interest rates between the time the Company commits to purchase mortgage loans at a fixed price and the time the Company sells or securitizes those mortgage loans. An increase in interest rates will generally result in a decrease in market value of loans that the Company has committed to purchase at a fixed price, but has not yet sold or securitized.

  Higher rates of interest may discourage potential mortgagors from refinancing mortgage loans, borrowing to purchase a home or seeking a second mortgage loan, thus decreasing the volume of mortgage loans available to be purchased by the Conduit Operations. In addition, an increase in short-term interest rates may decrease or eliminate or, under certain circumstances, cause to be negative, the Company's net interest spread during the accumulation of mortgage loans held for sale or the net interest spread on mortgage loans held for investment when such loans are financed through reverse repurchase agreements. Should short-term interest rates exceed long-term interest rates (an "inverted yield curve" scenario), the negative effect on the Company's net interest spread would likely be coupled with a reduction in any income on any servicing portfolio held by the Company to the extent prepayments on the underlying mortgage loans increased as long-term interest rates declined.

  In conducting its Long-Term Investment Operations, a significant portion of the Company's mortgage assets held for long-term investment bear adjustable interest ("ARMs") or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at fixed rates and have maturities of less than 60 days. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Mortgage loans owned by the Company that are ARMs or mortgage-backed securities backed by ARMs are subject to periodic interest rate adjustments based on objective indices such as the CMT Index, which is the one year constant maturity Treasury index, or LIBOR, the London interbank offered rate. Interest rates on the Company's borrowings are also based on short-term indices. To the extent any of the Company's mortgage assets are financed with borrowings bearing interest based on an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the subject mortgage assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's mortgage assets are subject to periodic interest rate adjustments that may be less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net interest loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or mortgage-backed securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps, which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net interest loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation by caps while the interest rates on the Company's ARMs and mortgage-backed securities backed by ARMs would be so limited. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARMs being deferred and added to the principal outstanding. This could result in less cash received by the Company on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net interest loss during periods of rapidly rising interest rates, which could negatively impact the market price of the Securities. No assurance can be given as to the amount or timing of changes in income. To the extent that the Company utilizes short-term debt financing for fixed rate mortgages or mortgage-backed securities backed by fixed rate mortgages, the Company may also be subject to interest rate risks. To the extent that some of the warehouse loans made by the Company bear interest based upon an intermediate-term index while the Company's borrowings to fund such loans bear interest based upon a short-term index, the Company will be subject to the risk of narrowing interest rate spreads.

  Higher rates of interest may have a negative effect, in particular, on the yield of any Company portfolio of "principal-only" securities and other types of mortgage-backed securities purchased at a discount. If the Company were required to dispose of any "principal-only" securities held in its portfolio in a rising rate environment, a loss could be incurred. Lower long-term rates of interest may negatively affect the yield on any Company portfolio of "interest-only" securities, servicing fees receivable, and other mortgage loan and mortgage-backed securities purchased at a premium. It is also possible that in certain low interest rate environments the Company would not fully recoup any initial investment in such securities or investments.

  Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments on ARMs and mortgage-backed securities backed by ARMs generally increase when mortgage interest rates fall below the then current interest rates on such ARMs. Conversely, prepayments of such mortgage loans generally decrease when mortgage interest rates exceed the then-current interest rate on such mortgage loans. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the credit grade of the mortgage loan, the assumability of the mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs will tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a greater rate than anticipated. Prepayment rates also vary by credit grade. Second mortgage loans generally have smaller average principal balances than first mortgage loans and are not viewed by borrowers as permanent financing. Accordingly, second mortgage loans may experience a higher rate of prepayment than first mortgage loans. In addition, any future limitations on the right of borrowers to deduct interest payments on mortgage loans for Federal income tax purposes may result in a higher rate of prepayment on mortgage loans.

  Prepayments of mortgage loans could affect the Company in several adverse ways. A substantial portion of the ARMs acquired by the Company (either directly as mortgage loans or through mortgage-backed securities backed by
ARMs) have been newly originated within six months of purchase and generally bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus the margin). In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

  The prepayment of any mortgage loan that had been purchased at a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and a consequent decrease in the Company's interest income. The Conduit Operations' strategy at the present time is to purchase mortgage loans on a "servicing released" basis (i.e., the Company will acquire both the mortgage loans and the rights to service them). This strategy requires payment of a higher purchase price by the Company for the mortgage loans, and to the extent a premium is paid, the Company is more exposed to the adverse effects of early prepayments of the mortgage loans, as described above.

COMPANY OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY FAILS TO
 EFFECTIVELY HEDGE AGAINST INTEREST RATE CHANGES OR IF LOSSES ARE INCURRED IN CONNECTION WITH HEDGING ACTIVITIES

  To mitigate risks associated with its Conduit Operations, the Company, through IFC, enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps and buying and selling of futures and options on futures. To mitigate risks associated with its Long-Term Investment Operations, the Company's policy is to attempt to match the interest rate sensitivities of its adjustable rate mortgage assets held for investment with the associated liabilities. The Company may purchase interest rate caps, interest rate swaps or similar instruments to attempt to mitigate the cost of its variable rate liabilities increasing at a faster rate than the earnings on its subject assets during a period of rising interest rates. The nature and quantity of the hedging transactions for the Conduit Operations and the Long-Term Investment Operations is determined by the management of the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

ACQUIRING AND INVESTING IN MORTGAGE LOANS MAY ENTAIL SUBSTANTIAL RISKS

  The Company makes long-term investments in mortgage loans and mortgage-backed securities. The Company does not obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans and investments other than private mortgage insurance and only when specified by its underwriting criteria. Accordingly, during the time it holds mortgage loans for investment, the Company is subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by the Company, the Company bears the risk of loss of principal to the extent of any deficiency between the value of the related mortgaged property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated.

  Credit risks associated with non-conforming mortgage loans, especially "B" and "C" grade loans, may be greater than those associated with conforming mortgage loans that comply with FNMA and FHLMC guidelines. Non-conforming mortgage loans generally consist of jumbo mortgage loans (loans with a principal balance in excess of $227,400) or loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA or FHLMC. The principal differences between conforming loans and the non-conforming loans purchased by the Company include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming loans are often higher than those charged for conforming loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming loans and could have an adverse effect on the Company's operations to the extent that the Company invests in such loans or securities evidencing interests in such loans.

  In addition, with respect to second mortgage loans, the Company's security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to the Company will likely not be satisfied.

  The yield derived from certain classes of mortgage-backed securities created in connection with securitizations by IFC and subsequently retained by the Company, including, but not limited to, "interest-only," "principal-only" and subordinated securities, is particularly sensitive to interest rate, prepayment and credit risks. The Company's investment portfolio includes each of these classes of securities. See "--Net Interest Income May be Adversely Affected by Interest Rate Fluctuations; Prepayment's of Mortgage Loans May Adversely Affect Net Income." Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk is greater than holding the underlying mortgage loans directly. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

  The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary mortgage market. To the extent third parties have been contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

  As a warehouse lender, the Company is a secured creditor of mortgage bankers and is subject to the risks associated with such businesses, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for the Company. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

  In connection with its Conduit Operations, IFC has engaged in securitizations and bulk whole loan sales. In connection with the issuance of mortgage-backed securities by IFC, such securities have been non-recourse to IFC, except in the case of a breach of the standard representations and warranties made by IFC when mortgage loans are securitized. While IFC has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. IFC has engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against IFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by IFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. IFC has generally limited the remedies of such purchasers to the remedies IFC receives from the persons from whom IFC purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from IFC are broader than those available to IFC against its seller, and should a purchaser exercise its rights against IFC, IFC may not always be able to enforce whatever remedies IFC may have against its sellers. IFC may from time to time make provisions for loan losses related to estimated losses from the breach of a standard representation and warranty.

DEPENDENCE ON SECURITIZATIONS MAY CREATE LIQUIDITY RISKS

  The Company securitizes a substantial portion of the mortgage loans it purchases. IFC relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse line and to create credit availability. Further, gains on sales from IFC's securitizations represent a significant portion of IFC's earnings. Several factors affect the Company's ability to complete securitizations of its mortgage loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the mortgage loans purchased by the Conduit Operations and the Company's ability to obtain credit enhancement. If IFC were unable to securitize profitably a sufficient number of its mortgage loans in a particular financial reporting period, then IFC's revenues for such period would decline, which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase IFC's interest rate risk by increasing the warehousing period for its mortgage loans.

  IFC endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the volume of IFC's mortgage acquisitions and the conformity of such loan pools to the requirements of insurance companies and rating agencies, may affect the timing of such transactions. Any delay in the sale of a loan pool beyond the end of a fiscal quarter would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by IFC.

  In order to gain access to the securitization market, the Company has relied, and in the future may rely, on credit enhancements provided by insurance companies to guarantee senior interests in the related trusts to enable them to obtain "AAA/Aaa" ratings for such interests. Any unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

  The Company also relies on securitizations in the form of CMO borrowings to finance a substantial portion of the loans held by the Long-Term Investment Operations. Any reduction in the Company's ability to complete additional securitizations would require the Company to utilize other sources of financing which may be on less favorable terms.

VALUE OF INTEREST-ONLY, PRINCIPAL-ONLY, RESIDUAL INTEREST AND SUBORDINATED
 SECURITIES SUBJECT TO FLUCTUATION

  The Company's assets include "interest-only," "principal-only," residual interest and subordinated securities, valued by the Company in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities," if purchased by the Company in the secondary market or in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," if created in connection with the securitization of mortgages held for sale by IFC. IMH records its retained interest in IFC securitizations (including "interest-only," "principal-only" and subordinated securities) as investments classified as trading securities and records its purchased residual interests and subordinated securities as available for sale securities. Realization of these "interest-only," "principal-only," residual interest and subordinated securities in cash is subject to the timing and ultimate realization of cash flows associated therewith, which is in turn effected by the prepayment and loss characteristics of the underlying loans. Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk associated with holding subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in such subordinated securities and because subordinated securities receive payments of principal and interest after such payments on related senior securities and the underlying mortgages. The Company estimates future cash flows from these "interest-only," "principal-only," residual interest and subordinated securities and values such securities utilizing assumptions that it believes to be consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted, and the Company could be required to reduce the value of its "interest-only," "principal-only," residual interest and subordinated securities in accordance with SFAS No. 115 and SFAS 125. The value of such securities can fluctuate widely and may be extremely sensitive to changes in discount rates, projected mortgage loan prepayments and loss assumptions. The Company believes that its aggregate delinquency and loan loss experience will increase as its mortgage portfolio matures. To the Company's knowledge, the market for the sale of the "interest-only," "principal-only," residual interest and subordinated securities is limited. No assurance can be given that "interest-only," "principal-only," residual interest and subordinated securities could be sold at their reported value, if at all.

  The risks of investing in mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

  The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary market. To the extent third parties have contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

MORTGAGE SERVICING RIGHTS SUBJECT TO VOLATILITY

  When IFC purchases loans that include the associated servicing rights or originates loans, the allocated cost of the servicing rights will be reflected on its financial statements as Mortgage Servicing Rights ("MSRs"). MSRs are amortized in proportion to, and over the period of, expected future net servicing income.

  SFAS No. 125 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the components of the loan. To determine the fair value of the servicing rights created, IFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, IFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a discount rate commensurate with the risks involved.

  MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of IFC's loans, and other considerations. There can be no assurance of the accuracy of the Company's prepayment estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase except for the impact of a reduction in the valuation allowance.

BORROWINGS AND SUBSTANTIAL LEVERAGE HAVE THE POTENTIAL FOR NET INTEREST AND
 OPERATING LOSSES; LIQUIDITY

  The Company has employed a financing strategy to increase the size of its investment portfolio by borrowing a substantial portion (up to approximately 98%, depending on the nature of the underlying asset) of the market value of substantially all of its investments in mortgage loans and mortgage-backed securities. The Company initially intended to maintain a ratio of equity capital (book value of stockholders' equity) to total assets of approximately 15%. This target ratio was developed on the assumption that the Company would utilize the sale of pass-through mortgage-backed securities as its primary securitization technique, as compared to financing the loans in the Company's long-term investment portfolio through CMOs. Subsequently, the Company has elected to utilize CMO borrowings to a substantial degree because CMOs are more consistent with IMH's maintenance of its REIT tax status. CMOs receive financing treatment as opposed to sale treatment. Financing treatment allows the Company to recognize spread income over time as qualifying interest income under the REIT gross income tests, as compared to gains at IFC from the issuance of pass-through securities, which receives sale treatment and is fully taxable. The value of the assets collateralizing CMO borrowings are reflected on the Company's balance sheet, while the value of the assets backing pass-through securities are not reflected on the balance sheet. Consequently, CMO borrowings tend to increase the assets of the Company and to reduce the Company's ratio of equity capital to total assets, as compared to the sale of pass-through securities. It is currently expected that the continued use of CMOs will likely result in a ratio of equity capital to total assets generally between 8% to 13%, although such ratio may vary substantially depending upon, among other things, the timing of IFC's securitizations and the Company's offerings of equity capital.

  The use of CMOs as financing vehicles tends to increase the Company's leverage as mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as CMO collateral exposes the Company to greater potential credit losses than from the use of securitization techniques that are treated as sales. The creation of a CMO involves an equity investment by the

Company to fund collateral in excess of the amount of the securities issued. Should the Company experience credit losses greater than expected, the value of the Company's equity investment in its CMOs would decrease and the Company's financial condition and results of operations would be materially adversely affected.

  A majority of other Company borrowings are collateralized, primarily in the form of reverse repurchase agreements, which are based on the market value of the Company's assets pledged to secure the specific borrowings. The cost of borrowings under a reverse repurchase agreement corresponds to the referenced interest rate (e.g., the CMT Index or LIBOR) plus or minus a margin. The margin over or under the referenced interest rate varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the returns on the assets and mortgage-backed securities financed with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses.

  The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund long-term mortgage loans and investment securities available for sale. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, all or a portion of its mortgage loans and investment securities available for sale, and could incur losses as a result. In addition, in such event the Company may be required to terminate hedge positions, which could result in further losses to the Company. Such events could have a materially adverse effect on the Company.

  Certain of the Company's mortgage loans may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets could limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional mortgage loans to reestablish the ratio of the amount of the borrowing to the value of the collateral). The Company could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of its mortgage loans, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of a bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty repurchasing the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered into reverse repurchase agreements with several different parties and has developed procedures to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks.


  The REIT provisions of the Code require IMH to distribute to its stockholders substantially all of its taxable income. As a result, such provisions restrict the Company's ability to retain earnings and replenish the capital committed to its business activities.

  The Company's liquidity is also affected by its ability to access the debt and equity capital markets. To the extent that the Company is unable to regularly access such markets, the Company could be forced to sell assets at unfavorable prices or discontinue various business activities in order to meet its liquidity needs. As a result, any such inability to access the capital markets could have a negative impact on the Company's earnings.

  Substantially all of the assets of the Conduit Operations have been pledged to secure the repayment of mortgage-backed securities issued in the securitization process, reverse repurchase agreements or other borrowings. In addition, substantially all of the mortgage loans that the Company has acquired and will in the future acquire have been or will be pledged to secure borrowings pending their securitization or sale or as a part of their long-term financing. The cash flows received by the Company from its investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to unsecured creditors and stockholders in the event of liquidation of the Company.

REDUCTION IN DEMAND FOR RESIDENTIAL MORTGAGE LOANS AND THE COMPANY'S NON-
 CONFORMING LOAN PRODUCTS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

  The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values, as well as the general regulatory and tax environment as it relates to mortgage lending. To the extent the Company is unable to obtain sufficient mortgage loans meeting its criteria, the Company's business will be adversely affected.

  FNMA and FHLMC are not currently permitted to purchase mortgage loans with original principal balances above $227,400. If this dollar limitation is increased without a commensurate increase in home prices, the Company's ability to maintain or increase its current acquisition levels could be adversely affected as the size of the non-conforming mortgage loan market may be reduced, and FNMA and FHLMC may be in a position to purchase a greater percentage of the mortgage loans in the secondary market than they currently acquire.

  In general, lower interest rates prompt greater demand for mortgage loans, because more individuals can afford to purchase residential properties, and refinancing and second mortgage loan transactions increase. However, if low interest rates are accompanied by a weak economy and high unemployment, demand for housing and residential mortgage loans may decline. Conversely, higher interest rates and lower levels of housing finance and refinance activity may decrease mortgage loan purchase volume levels, resulting in decreased economies of scale and higher costs per unit, reduced fee income, smaller gains on the sale of non-conforming mortgage loans and lower net income.

  Although the Company seeks geographic diversification of the properties underlying the Company's mortgage loans and mortgage-backed securities, it does not set specific limitations on the aggregate percentage of its portfolio composed of such properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with such area. In addition, management estimates that a majority of the loans included in securitizations in which IMH holds subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years, particularly in areas of high defense industry concentration, and have suffered the effects of certain natural hazards such as earthquakes, fires and floods, as well as riots.

DELINQUENCY RATIOS AND COMPANY PERFORMANCE MAY BE AFFECTED BY CONTRACTED SUB-
 SERVICING

  IFC currently contracts for the sub-servicing of all loans it purchases and holds for sale or investment with third-party sub-servicers. This arrangement allows the Conduit Operations to increase the volume of loans it originates and purchases without incurring the expenses associated with servicing operations. As with any external service provider, IFC is subject to risks associated with inadequate or untimely services. Many of IFC's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the IFC's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. IFC regularly reviews the delinquencies of its servicing portfolio. Although the Conduit Operations periodically reviews the costs associated with establishing operations to service the loans it purchases, it has no plans to establish and perform servicing operations at this time.

  Each of IFC's sub-servicing agreements with its third-party sub-servicers provides that if IFC terminates the agreement without cause (as defined in the agreement), IFC will be required to pay the third-party sub-servicer a fee. Further, one such agreement provides that IFC shall pay the third-party sub-servicer a transfer fee per loan for any mortgage loan which IFC transfers to another sub-servicer without terminating the agreement. Depending upon the size of IFC's loan portfolio sub-serviced at any point in time, the termination penalty that IFC would be obligated to pay upon termination without cause, may be substantial.

  IFC also subcontracts with sub-servicers to service the loans in each of the Company's public securitizations. With respect to such loans, the related pooling and servicing agreements permit IFC to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including advances, within specific time periods. Such termination would generally be at the option of the trustee and/or the financial guaranty insurer for such securitization, if applicable, but not at the option of the Company. If, as a result of a sub-servicer's failure to perform adequately, IFC were terminated as servicer of a securitization, the value of any servicing rights held by IFC would be adversely impacted. In addition, poor performance by a sub-servicer with respect to any such securitization may result in greater than expected delinquencies and losses on the related loans, which would adversely impact the value of any "interest-only," "principal-only" and subordinated securities held by the Company in connection with such securitization, which are more sensitive to credit risk. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

LIMITED HISTORY OF OPERATIONS OF LIMITED RELEVANCE IN PREDICTING FUTURE
 PERFORMANCE

  The Company commenced operations on November 20, 1995. Prior to the date of the Contribution Transaction, IFC was a division or subsidiary of ICII, and IWLG was a division of Southern Pacific Bank (formerly Southern Pacific Thrift and Loan Association) ("SPB"), a subsidiary of ICII. Although the Company has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to the Company's initial public offering in November 1995 (the "Initial Public Offering"), each of IFC and IWLG benefited from the financial, administrative and other resources of ICII and SPB, respectively.

  In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Since the Company commenced operations in November 1995, its growth in purchasing loans has been significant. Also, the loans purchased by the Company and included in the Company's securitizations have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

COMPETITION FOR MORTGAGE LOANS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

  In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in the Company purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could negatively impact the Conduit Operations. Mortgage-backed securities issued through the Conduit Operations face competition from other investment opportunities available to prospective investors. See "--Reduction in Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products May Adversely Affect the Company's Operations."

  The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPB may compete with the Company. Also, Southern Pacific Funding Corporation ("SPFC") is an affiliate of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. ICII or any of its affiliates may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. While the Company believes such activities will not have a material adverse effect on the Company's operations, there can be no assurance of this. See "-- Relationship with ICII and its Affiliates; Conflicts of Interest."

NO ASSURANCE OF CONTINUED EXPANSION

  The Company's total revenues and net income (before non-recurring charges in 1997) have grown significantly since the Company's inception, primarily due to increased mortgage purchasing, sales and investing activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its Long-Term Investment Operations, its Conduit Operations and its Warehouse Lending Operations. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate its expanded operations profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its continued expansion or, if achieved, that the expansion will result in profitable operations.

CONFLICTS OF INTEREST WITH AFFILIATED ENTITIES

 Benefit to Insiders; Interlocking Relationships; Other Considerations

  The Company is subject to conflicts of interest arising from its relationships with ICH, RAI Advisors, LLC ("RAI") and their officers, directors and affiliates. First, IMH owns a substantial number of shares of ICH's common stock. Second, RAI renders management services to ICH and will be paid certain incentive compensation for each quarter, resulting in a direct benefit to its owners, who are officers or directors of ICH and IMH. Third, IFC has entered into a submanagement agreement with RAI pursuant to which ICH will pay IFC (through RAI) for all costs and services under such contract, plus a 15% service charge. Fourth, many of the officers and directors of the Company are officers, directors and owners of ICH, RAI and Impac Commercial Capital Corporation (formerly Imperial Commercial Capital Corporation) ("ICCC").

  RAI oversees the day-to-day operations of ICH, pursuant to a management agreement (the "RAI Management Agreement") entered into in August 1997. RAI is owned one-third by Joseph R. Tomkinson, IMH's and ICH's Chairman of the Board and Chief Executive Officer; one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer; and one-third by Richard J. Johnson, IMH's and ICH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Pursuant to the RAI Management Agreement, ICH pays incentive compensation to RAI on a quarterly basis, resulting in a direct benefit to its owners.

  The Company is subject to conflicts of interest arising from its relationship with RAI, and with RAI's affiliates. RAI has interests that may conflict with those of the Company in fulfilling certain of its duties. Specifically, all of the persons who are officers of RAI are also officers or directors of IMH and ICH. In order to utilize the IMH infrastructure, RAI has entered into a submanagement agreement with IMH and IFC to provide substantially all of the administrative services required by ICH. IMH owns all of the outstanding shares of non-voting preferred stock of IFC, representing 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of IFC, representing 1% of the economic interest. Each of Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault has modified his or her employment agreement with IFC to allow him or her to become an officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse IFC, on a dollar for dollar basis, for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. ICH will reimburse RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under the submanagement agreement with IFC and RAI will pay all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from the ICH; no such 15% service charge will be paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there is a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. After the third year, ICH will only be responsible for reimbursing expenses and services provided, plus the 15% service charge for amounts due to IFC. RAI's officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company could have a material adverse effect on the Company's business and results of operations.

  Many of the affiliates of IMH, RAI and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. William S. Ashmore, IMH's President, Chief Operating Officer and a Director and IFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. Richard J. Johnson, IMH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and Senior Vice President and a Director of IFC, is an Executive Vice President, Chief Financial Officer, Treasurer and Secretary of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and a 25% owner of the common stock of ICCC. Mary C. Glass-Schannault, IMH's and IFC's Senior Vice President, is a Senior Vice President of ICH. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC.

 Effect of Right of First Refusal Agreement

  It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of either the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most clearly aligns with such Investment Opportunity. In addition, both IMH and IFC on the one hand and ICH and ICCC on the other have agreed that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business shall be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline such Investment Opportunity, RAI may offer the investment opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH, or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

 Effect of Termination Agreement

  In December 1997, IMH and IFC entered into a termination agreement with Imperial Credit Advisors, Inc. ("ICAI") and ICII and Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson (the "Termination Agreement"), pursuant to which ICAI discontinued providing management services to the Company under a management agreement entered into in November 1995, and as amended and restated in January 1997 (the "Management Agreement"), in return for a $44.0 million termination payment consisting of $35.0 million or 2,009,310 shares of Common Stock of IMH and other assets comprising the balance. The $44.0 million termination payment was treated as a non-recurring, non-cash expense and resulted in a charge of $44.4 million to the earnings for the three months ended December 31, 1997. The Company is currently negotiating with the principals of RAI to provide the management services. See "--Benefit to Insiders; Interlocking Relationships; Other Considerations" for a description of affiliations between the Company and RAI. In either case, the arrangement pursuant to which management services will be provided to the Company will be on terms no less favorable to the Company on a pro rata basis than the terms of the agreement with ICAI. The inability of the Company to contract with the principals of RAI would have a material adverse effect on the Company's operations. Furthermore, if RAI or its principals are contracted with to provide management services to the Company, there may be conflicts of interest as described in "--Conflicts of Interest with Affiliated Entities."

RISKS OF INVESTMENT IN ICH

  As of March 31, 1998, IMH owned 719,789 shares of ICH Common Stock and 674,211 shares of ICH non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH Common Stock. IMH's investment in ICH is recorded on the Company's financial statements in "Investment in Impac Commercial Holdings, Inc." Of the net income or loss of ICH, 17.4% is recognized on a pre-tax basis in the Company's financial statements. Any such recognized net loss may adversely affect the Company's ability to conduct future activities under borrowing facilities. As an originator of mortgage loans, each of ICH and/or ICCC is or may be subject to many of the same risks applicable to IMH and IFC. In addition, as an originator of commercial mortgages, each of ICH and/or ICCC is or may be specifically subject to additional risks relating to the following:

 Limited History of Operations of Limited Relevance in Predicting Future Performance

  Since each of ICH and ICCC recently commenced operations in 1997, their historical performance may be of limited relevance in predicting future performance. In addition, the commercial mortgages purchased to date by ICH have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of ICH's commercial mortgages to date may not be indicative of future results. It is unlikely that ICH will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio grows and becomes more seasoned. ICH intends to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its operations. These plans require additional personnel and assets and there can be no assurance that ICH will be able to successfully expand and operate its expanded operations profitably.

 Competition in the Commercial Mortgage Industry May Adversely Affect ICH's Operations

  Other multifamily residences, self-storage facilities, retail shopping facilities, office buildings and combination warehouse/industrial facilities located in the areas of the mortgaged properties securing ICH's commercial mortgages will compete with the mortgaged properties of such types to attract residents, retail correspondents, tenants and customers. Increased competition could adversely affect income from, and the market value, of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

 Originating and Investing in Commercial Mortgages May Entail Substantial
Risks

  ICH makes long-term investments in commercial mortgages. Accordingly, during the time it holds commercial mortgages for investment, ICH is subject to risks of borrower defaults, bankruptcies and losses that are not covered by insurance (such as those occurring from earthquakes or floods). Commercial mortgage lending is generally viewed as exposing the lender to a greater risk of loss than residential mortgage lending in part, because it typically involves larger loans to single borrowers or groups of related borrowers than residential mortgage loans. Further, the repayment of commercial mortgages secured by income-producing properties is typically dependent upon the tenants ability to meet its obligations under the lease relating to such property, which in turn depends upon profitable operation of the related property. Furthermore, the value of commercial mortgages may be adversely affected due to characteristics of underlying commercial properties and facilities.

 Balloon Payment at Maturity and Extension Maturity Increases Lender Risks

  It is expected that a substantial percentage of ICH's commercial mortgages will have a balloon payment due for each such commercial mortgage at its respective maturity date. Commercial mortgages with balloon payments involve a greater risk to a lender than self-amortizing loans, because the ability of a borrower to pay such amount will normally depend on its ability to fully refinance the commercial mortgage or sell the related property at a price sufficient to permit the borrower to make the balloon payments. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including, without limitation, the value of the related property, the level of available mortgage interest rates at the time of refinancing, the related borrower's equity in the property, the financial condition and operating history of the borrower and the related property, the strength of the commercial and multifamily real estate markets, tax laws, and prevailing general economic conditions.

 Environmental Risks May Adversely Affect Value of Underlying Commercial
Mortgages

  Contamination of real property may give rise to a lien on that property to assure payment of the cost of clean-up or, in certain circumstances, may result in liability to the lender for that cost. Such contamination may also reduce the value of the property. Environmental clean-up costs may be substantial. It is possible that such costs could become a liability of ICH reducing the return to holders of its Common Stock if such remedial costs were incurred.

RELATIONSHIP WITH ICII AND ITS AFFILIATES; CONFLICTS OF INTEREST

  The Company is subject to conflicts of interest arising from its relationship with ICAI, and ICAI's affiliates. In December 1997, IMH and IFC entered into a services agreement (the "Services Agreement") with ICAI pursuant to which ICAI agreed to provide certain human resource, data and phone communications services for IMH and IFC. ICAI, through its affiliation with ICII, has interests that may conflict with those of the Company in fulfilling certain of its duties. In addition, certain of the officers and Directors of ICII or its affiliates are also officers and Directors of the Company, including H. Wayne Snavely and Joseph R. Tomkinson, a Director and Chief Executive Officer of IMH, respectively. The Company also relies upon ICAI to provide the services under the Services Agreement. All other operations of the Company are conducted through IFC and IWLG. No assurance can be given that the Company's relationships with ICAI and its affiliates will continue indefinitely. The failure or inability of ICAI to provide the services required of it under the Services Agreement or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business.

  It is the intention of the Company and ICII that any agreements and transactions, taken as a whole, between the Company, on the one hand, and ICII or its affiliates, on the other hand, are fair to both parties. To minimize or avoid potential conflicts of interests, all three Unaffiliated Directors must independently and by majority vote approve all such agreements and transactions. However, there can be no assurance that each of such agreements or transactions will be on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

CONSEQUENCES OF FAILURE TO MAINTAIN REIT STATUS MAY INCLUDE IMH BEING SUBJECT
 TO TAX AS A REGULAR CORPORATION

  Commencing with its taxable year ended December 31, 1995, IMH has operated and intends to continue to operate so as to qualify as a REIT under the Code. Although IMH believes that it has operated and will continue to operate in such a manner, no assurance can be given that IMH was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within IMH's control. For example, in order to qualify as a REIT, at least 95% of IMH's gross income (including the gross income of IWLG and IMH Assets) in any year must be derived from qualifying sources, and IMH must pay distributions to stockholders aggregating annually at least 95% of its (including IWLG's and IMH Assets') taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. IMH has received an opinion from Latham & Watkins, tax counsel to IMH, as of September 8, 1997, to the effect that, commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. See "Federal Income Tax Considerations--Taxation of IMH" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by IMH regarding IMH's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service (the "Service") or any court.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed the value of 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification." IMH believes that the aggregate value of the securities of IFC held by IMH have been and will continue to be less than 5% of the value of IMH's total assets. In rendering its opinion as to the qualification of IMH as a REIT, Latham & Watkins is relying on the representation of IMH regarding the value of its securities in IFC.

  IMH owns 100% of the nonvoting preferred stock of IFC, which represents approximately 99% of the economic value of all classes of stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC (which would be prohibited by the REIT asset tests currently set forth in the Code). President Clinton's 1999 federal budget proposal contains a provision which would amend the REIT asset tests so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status would terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal were enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets (including additional mortgage loans) on or after such date, even if such activities are underaken or assets are acquired prior to the adoption of the proposal. In such case, IMH's continued ownership of more than 10% of the economic value of IFC beyond IMH's next quarterly asset testing date following the Action Date (which could occur prior to the adoption of the proposal) could cause IMH to fail to qualify as a REIT. See "Federal Income Tax Considerations--Failure to Qualify." It is presently uncertain whether any proposal regarding REIT subsidiaries, such as IFC, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be. At this time, it is expected that IFC will continue to acquire additional mortgage loans notwithstanding the proposed legislation regarding REIT subsidiaries. Furthermore, if the proposal passes, then in order to maintain its REIT status, IMH may be required to dispose of its ownership of IFC either through a sale of IFC or a distribution of the shares of IFC to IMH's stockholders in connection with a spin-off. It is anticipated that upon any distribution of the shares in connection with a spin-off, that a right of first refusal would be entered into between IMH and IFC so that IFC will be obligatged to first offer mortgage assets to IMH. A sale of IFC, whether if required pursuant to the proposal or otherwise, would leave IMH without a concentrated origination source which would require IMH to purchase mortgage assets from other sources. As such, approval of the proposal may have a material adverse effect on the Company's business and result of operations. Lastly, any distribution of shares to IMH's stockholders would have a number of tax consequences including, without limitation, the possibility of IMH's stockholders recognizing a material amount of dividend income.

  If IMH were to fail to qualify as a REIT in any taxable year, IMH would be subject to federal income tax (including any applicable alternative minimum tax) on its (including IWLG's and IMH Assets') taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, IMH also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net income of IMH available for investment or distribution to stockholders because of the additional tax liability to IMH for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification."

  Even if IMH maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if IMH has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations--Taxation of IMH." In addition, the net income, if any, from the Conduit Operations conducted through IFC is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Considerations--Other Tax Consequences."

COMPANY'S OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY IS SUBJECT TO
 THE INVESTMENT COMPANY ACT

  The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must, among other things, maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain mortgage loans therefore may be limited by the provisions of the Investment

Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider privately issued certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities or otherwise believes the Company does not satisfy the above exception, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its mortgage loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such mortgage assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF
 DIRECTORS MAY BE AFFECTED WITHOUT STOCKHOLDER CONSENT

  The Board of Directors, including a majority of the Unaffiliated Directors, has established the investment policies and operating policies and strategies. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. The Company may also, but does not currently intend to underwrite the securities of other issuers. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Unaffiliated Directors, without stockholder consent.

EFFECT OF FUTURE OFFERINGS MAY ADVERSELY AFFECT MARKET PRICE OF THE SECURITIES

  The Company in the future intends to increase its capital resources by making additional private or public offerings of Securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Company's Common Stock or other Securities then outstanding, which may result in the reduction of the market price of such Common Stock or other Securities.

 Risk Relating to Common Stock

  Shares Eligible for Future Sale May Adversely Affect the Market Price of the Securities. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of such Common Stock or other Securities then outstanding.

 Risk Relating to Preferred Stock

  Issuance of Preferred Stock Could Adversely Affect Common
Stockholders. IMH's charter (the "Charter") authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Common Stock or Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or other transaction which could involve a premium price for holders of Common Stock or otherwise be in their best interest. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued but such securities may be offered hereby. The issuance of any shares of Preferred Stock covered by this Prospectus would require further action by the Board of Directors. See "Description of Securities."

 Risk Relating to Debt Securities

  Substantial Leverage; Ability to Service Outstanding Indebtedness. The Company's ability to make scheduled payments of the principal of, or to pay the interest on, any Debt Securities will depend upon its future performance which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service any Debt Securities. It may be necessary for the Company to refinance all or a portion of the principal of any Debt Securities on or prior to maturity, under certain circumstances, but there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

  The degree to which the Company is leveraged following the issuance of any Debt Securities could have material adverse effects on the Company and the holders of any Debt Securities, including, but not limited to, the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, and general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will be unavailable for other purposes, (iii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and (iv) the Company will likely be subject to a variety of restrictive covenants, the failure to comply with which could result in events of default that, if not cured or waived, could restrict the Company's ability to make payments of principal of, and interest on any Debt Securities.

 Legal Restrictions on Sales of Securities Underlying the Securities Warrants and the Securities Warrants

  The Securities Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the Securities issuable upon exercise of the Securities Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Securities Warrants. Although the Company will use its best efforts to have all the Securities issuable upon exercise of the Securities Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Securities Warrants, there can be no assurance that it will be able to do so. Further, although the Company intends to seek to qualify the Securities underlying the Securities Warrants for sale in those states in which such Securities are to be offered, no assurance can be given that such qualification will be achieved. The Securities Warrants may be deprived of any value if a current prospectus covering the Securities issuable upon the exercise thereof is not filed and kept effective or if such underlying Securities are not, or cannot be, registered in the applicable states.

 Substantial Shares of Common Stock Reserved for Exercise of Warrants

  The existence of the Securities Warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such Securities Warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

ABSENCE OF PUBLIC MARKET FOR THE PREFERRED STOCK, DEBT SECURITIES AND WARRANTS

  All of the Securities when issued will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the AMEX. Any Common Stock sold pursuant to a Prospectus

Supplement will be listed on the AMEX, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any such Securities.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK MAY INHIBIT MARKET ACTIVITY;
 POSSIBLE ANTI-TAKEOVER EFFECT MAY DETER TAKEOVER OF THE COMPANY

  In order for IMH to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of IMH's stock, including Common Stock, may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which the REIT election was made, IMH's shares of stock, including Common Stock, must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year). In order to protect IMH against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter limits actual or constructive ownership of (i) the outstanding shares of Common Stock by any person to 9.5% (the "Ownership Limit") (in value or in number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock or (ii) the outstanding shares of stock of IMH by any person to 9.5% in value (the "Aggregate Ownership Limit"). See "Description of Securities--Capital Stock--Repurchase of Shares and Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors, in its sole discretion, could waive the Ownership Limit or the Aggregate Ownership Limit with respect to a particular person if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such person in excess of the Ownership Limit would not jeopardize IMH's status as a REIT. The Board of Directors may from time to time increase the Ownership Limit or the Aggregate Ownership Limit.

  Actual or constructive ownership of shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or, with the consent of the Board of Directors, such other limit, which would cause IMH not to qualify as a REIT, will cause the violative transfer of ownership to be void with respect to the intended transferee or owner as to that number of shares in excess of such limit, and such shares will be automatically transferred to a trustee for the benefit of a trust for the benefit of a charitable beneficiary. The trustee of such trust shall sell such shares and distribute the net proceeds generally as follows: the intended transferee shall receive the lesser of (i) the price paid by the intended transferee for such excess shares and (ii) the sales proceeds received by the trustee for such excess shares. Any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. In addition, shares of stock held in trust shall be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust and (ii) the Market Price (as defined below) on the date IMH, or its designee, accepts such offer. IMH shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to IMH, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee. Also, such intended transferee shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Securities--Capital Stock--Repurchase of Shares and Restrictions on Transfer" for additional information regarding the Ownership Limit.

  These provisions may inhibit market activity in shares of Common Stock and may delay, defer or prevent a change of control or other transaction involving the opportunity for IMH's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make IMH an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.5% of the outstanding shares of Common Stock.

  In addition, certain provisions of the Maryland General Corporation Law ("MGCL") and of IMH's Charter and Bylaws may also have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that may involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, funding the Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including acquisitions of mortgage loans and other mortgage-related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness. If the Company intends to use the net proceeds from a sale of Securities to finance a significant acquisition, the related Prospectus Supplements will describe the material terms of such acquisition.

  If Debt Securities are issued to one or more persons in exchange for the Company's outstanding debt securities, if any, the accompanying Prospectus Supplement related to such offering of Debt Securities will set forth the aggregate principal amount of the outstanding debt securities which the Company will receive in such exchange and which will cease to be outstanding, the residual cash payment, if any, which the Company may receive from such persons or which such persons may receive from the Company, as appropriate, the dates from which the Company will pay interest accrued on the outstanding debt securities to be exchanged for the offered Debt Securities and an estimate of the Company's expenses in respect of such offering of the Debt Securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following is the computation of ratio of earnings to fixed charges, including CMO debt(1):

                                            YEAR ENDED DECEMBER 31
                                ----------------------------------------------
                                PRO FORMA
                                 1997(2)  1997(3) 1996 1995(4) 1994(4) 1993(4)
                                --------- ------- ---- ------- ------- -------
   Ratio of earnings to fixed
    charges....................   1.2x      --    1.2x  1.6x    1.6x    9.9x
                                  ====      ===   ====  ====    ====    ====

--------
(1) Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).

(2) Earnings used in computing the pro forma ratio of earnings to fixed charges consist of net income before income taxes, excluding the non-recurring charge of $44.4 million incurred in connection with the Termination Agreement, effective December 19, 1997, entered into among the Company, ICII, ICAI, Richard J. Johnson, William S. Ashmore and Joseph R. Tomkinson.

(3) Earnings were insufficient to cover fixed charges by $16,029,000.

(4) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SPB, and includes the Company's equity interest in IFC, as a division of ICII.

  These ratios represent a measure of the ability to meet debt service obligations from funds generated from operations.

                           DESCRIPTION OF SECURITIES

  The following is a brief description of the material terms of the Securities. This description does not purport to be complete and is subject and qualified in its entirety by reference to applicable Maryland law and to the Company's Charter and Bylaws, copies of which are on file with the Commission, and are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information."

GENERAL

  The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, $0.01 par value per share; (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series; (iii) Debt Securities, in one or more series, any series of which may be either Senior Debt Securities or Subordinated Debt Securities;
(iv) Common Stock Warrants; (v) Preferred Stock Warrants; (vi) Debt Warrants; and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

  The authorized stock of IMH consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of IMH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The Charter reserves to IMH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, except that the provision requiring the affirmative vote of the holders of two-third of votes entitled to be cast in the election of directors to remove a director may only be amended upon the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors. The Common Stock is listed on the American Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. The Company may list any series of its Preferred Stock which is offered and sold hereunder, as described in the Prospectus Supplement relating to such series of Preferred Stock.

CAPITAL STOCK

 Common Stock

  Each share of Common stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of IMH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by IMH upon issuance. Shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized stock of IMH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

 Preferred Stock

  The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization unless such authorization is required by applicable law or the rules of either the AMEX or the principal national securities exchange on which such stock is listed or admitted for trading. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued. The particular terms of any series of Preferred Stock offered hereby will be described in the applicable Prospectus Supplement.

 Repurchase of Shares and Restrictions on Transfer

  For IMH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because IMH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist IMH in complying with these requirements. The Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, (i) shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock or (ii) shares of stock of IMH in excess of 9.5% in value the aggregate value of the outstanding shares of stock of the Company (the "Aggregate Ownership Limit"). The constructive ownership rules are complex, and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the outstanding shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit or the Aggregate Ownership Limit if it determines that such person's ownership of shares of stock in excess of such limits will not jeopardize IMH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to IMH's status as a REIT.

  IMH's Charter further prohibits (a) any person from actually or constructively owing shares of Common Stock that would result in IMH being "closely held" under Section 856(h) of the Code or otherwise cause IMH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of IMH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to IMH and provide IMH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of IMH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase the Ownership Limit and the Aggregate Ownership Limit.

  Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit or in IMH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whose share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by IMH that shares of stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by IMH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

  Within 20 days of receiving notice from IMH that shares of stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

  In addition, shares of stock held in Trust will be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined below) at the time of such devise or gift) and (ii) the Market Price on the date IMH, or its designee, accepts such offer. IMH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to IMH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

  The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of IMH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-customer market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  If any purported transfer of shares of stock of IMH shall cause IMH to be beneficially owned be fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

  All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on IMH's status as a REIT and to ensure compliance with the Ownership Limit.

 Dividend Reinvestment and Stock Purchase Plan

  The Company has established a Dividend Reinvestment and Stock Purchase Plan pursuant to which holders of record and beneficial owners of shares of Common Stock of IMH may elect to have dividends reinvested automatically in additional shares of Common Stock of the Company, generally at a discount to the market price, and to make optional cash purchases of Common Stock of the Company.

 Transfer Agent and Registrar

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, L.P., North Quincy, Massachusetts.

SECURITIES WARRANTS

 General

  The Company may issue Securities Warrants for the Purchase of Common Stock, Preferred Stock or Debt Securities. Such warrants are referred to herein as Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, as appropriate. Securities Warrants may be issued independently or together with any other Securities covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate agreement (each, a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as agent (each, a "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the definitive Securities Warrant Agreements and Securities Warrant Certificates will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such series of Securities Warrants.

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Debt Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of any Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Security; (v) the date on and after which such Debt Warrants and the related Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which the currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (viii) whether the Debt Warrant will be issued in registered or bearer form; (ix) certain federal income tax consequences; and (x) any other material terms of such Debt Warrants.

  In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related Securities will be transferable separately; (v) the number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of shares of Preferred Stock of such series or shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Securities Warrants.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the appropriate Securities Warrant Agent or other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Preferred Stock Warrants or Common Stock Warrants will not have any rights of holders of the respective Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

 Exercise of Securities Warrants

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Upon receipt of such payment and the definitive Securities Warrant Certificates properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

 Amendments and Supplements to Securities Warrant Agreements

  Each Securities Warrant Agreement may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

 Common Stock Warrant Adjustments

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within the number of days, specified in the applicable Prospectus Supplement, after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Securities Warrant Agreement governing such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below). The terms of any such adjustment will be specified in the related Prospectus Supplement for such Common Stock Warrants.

 No Rights as Stockholders

  Holders of Common Stock Warrants will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

 Existing Securities Holders

  The Company may issue, as a dividend at no cost, such Securities Warrants to holders of record of the Company's Securities or any class thereof on the applicable record date. If Securities Warrants are so issued to existing holders of Securities, the applicable Prospectus Supplement will describe, in addition to the terms of the Securities Warrants and the Securities issuable upon exercise thereof, the provisions, if any, for a holder of such Securities Warrants who validly exercises all Securities Warrants issued to such holder to subscribe for unsubscribed Securities (issuable pursuant to unexercised Securities Warrants issued to other holders) to the extent such Securities Warrants have not been exercised.

DEBT SECURITIES

 General

  The Company may offer one or more series of its Debt Securities representing general, unsecured obligations of the Company. Any series of Debt Securities may either (1) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company outstanding on the date of the issuance of such Debt Securities ("Senior Debt Securities") or
(2) be subordinated in right of payments to certain other obligations of the Company outstanding on the date of issuance ("Subordinated Debt Securities"). In this Prospectus, any indenture relating to Subordinated Debt Securities is referred to as a "Subordinated Indenture," any indenture relating to Senior Debt Securities is referred to as a "Senior Indenture" and the term "Indenture" refers to Senior and Subordinated Indentures, collectively.

  The aggregate principal amount of Debt Securities which may be issued by the Company will be set from time to time by the Board of Directors. Further, the amount of Debt Securities which may be offered by this Prospectus will be subject to the aggregate initial offering price of Securities specified in the Registration Statement. Each Indenture will permit the issuance of an unlimited amount of Debt Securities thereunder from time to time in one or more series. Additional debt securities may be issued pursuant to another registration statement for issuance under any Indenture. Any offering of Debt Securities may be denominated in any currency composite designated by the Company.

  The following description of the Debt Securities which may be offered by the Company hereunder describes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities and the extent to which the following general provisions may apply to such offering of Debt Securities will be described in the accompanying Prospectus Supplement relating to such offering of Debt Securities. The following descriptions of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the form of Senior Indenture or Subordinated Indenture, as appropriate. The definitive Indenture relating to each offering of Debt Securities will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such Debt Securities. All article and section references appearing herein are references to the articles and sections of the appropriate Indenture and, unless defined herein, all capitalized terms have the respective meanings specified in the appropriate Indenture.

  The Prospectus Supplement relating to any offering of Debt Securities will set forth the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby; (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount of such Debt Securities) at which such Debt Securities will be issued; (3) the currency or currency units for which the Debt Securities may be purchased and in which; (4) the stated maturity of such Debt Securities or means by which a maturity date may be determined; (5) the rate at which such Debt Securities will bear interest or the method by which such rate of interest is to be calculated (which rate may be zero in the case of certain Debt Securities issued at a price representing a discount from the principal amount payable at maturity); (6) the periods during which such interest will accrue, the dates on which such interest will be payable (or the method by which such dates may be determined; including without limitation that such rate of interest may bear an inverse relationship to some index or standard) and the circumstances under which the Company may defer payment of interest; (7) redemption provisions, including any optional redemption, required repayment or mandatory sinking fund provisions; (8) any terms by which such Debt Securities may be convertible into shares of the Company's Common Stock, Preferred Stock or any other Securities of the Company, including a description of the Securities into which any such Debt Securities are convertible; (9) any terms by which the principal of such Debt Securities will be exchangeable for any other Securities of the Company; (10) whether such Debt Securities are issuable as definitive Fully- Registered Securities (as defined below) or Global Securities and, if Global Securities are to be issued, the terms thereof, including the manner in which interest thereon will be payable to the beneficial owners thereof and other book-entry procedures, any terms for exchange of such Global Securities into definitive Fully-Registered Securities (as defined below) and any provisions relating to the issuance of a temporary Global Security; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities;
(12) any additional events of default provided with respect to such Debt Securities; (13) the terms of any Securities being offered together with such Debt Securities, (14) whether such Debt Securities represent general, unsecured obligations of the Company and (15) any other material terms of such Debt Securities.

  If any of the Debt Securities are sold for foreign currency units, the restrictions, elections, tax consequences, specific terms, and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating to thereto.

 Indenture Provisions

  The Debt Securities may be issued in definitive, fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will only be Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities" below.

  One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the related Prospectus Supplement for a series of Debt Securities, there are no provisions contained in the Indentures that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

  Global Securities. Any series of Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

  The specific terms of the Depositary arrangement with respect to any series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

  Modification of Indentures. Unless otherwise specified in the related Prospectus Supplement, each Indenture, the rights and obligations of the Company, and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification, is effective against any Holder without his consent.

  Events of Default. Unless otherwise specified in the related Prospectus Supplement, each Indenture, will provide that the following are Events of Default with respect to any series of Debt Securities issued thereunder: (1) default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in payment of any installment of interest on any Debt Securities of such series;
(4) default for a specified number of days after notice in the performance of any other covenants in respect of the Debt Securities of such series contained in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, or trustee of the Company or its property; and (6) any other Event of Default provided in the applicable supplemental indenture under which such series of Debt Securities is issued. An Event of Default with respect to a particular series of Debt Securities issued under an Indenture will not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The trustee under an Indenture may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

  If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate trustee under the Indenture or the Holders of not less than 25% in the aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement, of all the Debt Securities of such series to be due and payable immediately.

  Within four months after the close of each fiscal year, the Company will file with each trustee under the indentures a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof.

  Subject to provisions relating to its duties in case of default, a trustee under the Indentures shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order, or direction of any Holder, unless such Holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the Debt Securities of such series.

  Payment and Transfer. Principal of, and premium and interest, if any, on, Fully Registered Securities will be payable at the Place of Payment as specified in the applicable Prospectus Supplement, provided that payment of interest, if any, may be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose names such Debt Securities are registered at the close of business on the day or days specified in the Prospectus Supplement or transfer to an account maintained by the payee located inside the United States. The principal of, and premium and interest, if any, on, Debt Securities in other forms will be payable in the manner and at the place or places as designated by the Company and specified in the applicable Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, payment of interest may be made, in the case of a Bearer Security by the transfer to an account maintained by the payee with a bank outside the United States.

  Fully Registered Securities may be transferred or exchanged at the corporate trust office of the trustee or any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement.

  Defeasance. The indentures provide that each will cease to be of further effect with respect to a certain series of Debt Securities (except for certain obligations to register the transfer or exchange of Securities) if (a) the Company delivers to the Trustee for the Securities of such series for cancellation of all Securities of all series and the coupons, if any, appertaining thereto, or (b) if the Company deposits into trust with the Trustee money or United States government obligations, that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of, and interest on, the Securities of such series on the dates such payments are due or redeemable in accordance with the terms of such Securities.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of IMH does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of IMH, copies of which are filed with the Commission. See "Available Information." For a description of additional restrictions on transfer of the Common Stock, see "Description of Securities--Capital Stock-- Repurchase of Shares and Restrictions on Transfer."

REMOVAL OF DIRECTORS

  The Charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the statute, IMH has exempted any business combinations involving ICII and, consequently, the five-year prohibition and the super-majority vote requirements of the statute will not in any event apply to business combinations between ICII and IMH. As a result, ICII may be able to enter into business combinations with IMH, which may not be in the best interest of the stockholders, without compliance by IMH with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of shares.

  The Bylaws of IMH contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of IMH's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

  IMH reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in the Charter, of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

DISSOLUTION OF THE COMPANY

  The dissolution of IMH must be approved by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in IMH's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
 CHARTER AND BYLAWS

  The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on ownership and transfer of stock and on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of IMH or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities (1) to or through underwriters or dealers,
(2) directly to one or more purchasers, or (3) through agents. Each Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  If underwriters are used in the sale in a firm commitment underwriting, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

  The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Stock) will be a new issue of securities, will not have an established trading market when issued and may not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

  Securities may also be sold directly by the Company or through agents designated by the Company from time to time. The Securities offered hereby may also be sold from time to time through agents for the Company by means of (i) ordinary broker's transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which such agents may attempt to sell Securities as agent but may purchase and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" in accordance with the rules of the Exchanges, or (iv) a combination of any such methods of sale. A Prospectus Supplement sets forth the terms of any such "fixed price offering," "exchange distributions" and "special offerings." If the agent purchases Securities as principal, it may sell such Securities by any of the methods described above. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated herein or in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (1) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (2) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters and their affiliates may from time to time be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business and receive customary compensation therefor.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion provides only a general summary of certain limited aspects of federal income taxation relating to holders of Securities. This summary does not purport to deal with the aspects of taxation that may be relevant to prospective holders of Securities in light of such holder's particular investment or tax circumstances, or to certain types of holders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker-dealers, holders holding Securities as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company or holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the Service except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. IMH has not requested, and does not plan to request, any ruling from the Service concerning the tax treatment of IMH. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the Service or courts) will not be challenged by the Service or will be sustained by a court if so challenged.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AND THE APPLICABLE PROSPECTUS SUPPLEMENT REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF IMH

  General. IMH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1995. IMH believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and IMH intends to continue to operate in such a manner. However, no assurance can be given that IMH has operated or will continue to operate in such a manner so as to qualify or remain qualified as a REIT.

  The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following summary sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Latham & Watkins, tax counsel to IMH, rendered an opinion to IMH as of September 8, 1997 to the effect that commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various factual assumptions relating to the organization and operation of IMH and was conditioned upon certain representations made by IMH as to factual matters. In addition, this opinion was based upon the factual representations of IMH concerning its business and assets as set forth in this Prospectus. Furthermore, this opinion relied on, and assumed the accuracy of, the opinions, dated as of September 8, 1997, of Thacher Proffitt & Wood with respect to the characterization, as debt, of the CMOs issued by Imperial CMB Trust Series 1996-1 ("1996 CMB Trust") and Imperial CMB Trust Series 1997-1 (the "1997 CMB Trust"), each on behalf of IMH Assets in August 1996, and May 1997, respectively, and with respect to the classification of each of 1996 CMB Trust and the 1997 CMB Trust for federal income tax purposes. Moreover, such qualification and taxation as a REIT depends upon IMH's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of IMH's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Risk Factors--Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation" and "--Failure to Qualify."

  If IMH qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, IMH will be subject to federal income tax as follows: First, IMH will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, IMH may be subject to the "alternative minimum tax" on its items of tax preference. Third, if IMH has
(i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IMH has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IMH should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH fails the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. Sixth, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if IMH has excess inclusion income (attributable to its interest, if any, in a residual interest in a REMIC or if all or a portion of IMH, IMH Assets, or IWLG is treated as a taxable mortgage pool) and a disqualified organization (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations) holds shares of stock in IMH, IMH will be taxed at the highest corporate tax rate on the amount of excess inclusion income for the taxable year allocable to the shares held by such disqualified organization. Eighth, with respect to any asset (a "Built-In Gain Asset") acquired by IMH from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of IMH is determined by reference to the basis of the asset in the hands of the C corporation, if IMH recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by IMH, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) IMH's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that IMH will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 federal budget proposal. Ninth, IMH may be subject to tax on any "excess inclusion income" (as defined in the Code) to the extent that shares of its capital stock are held by certain disqualified organizations.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi). In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. IMH has a calendar taxable year.

  The Company believes that it has previously issued sufficient shares of Common Stock with sufficient diversity of ownership to allow IMH to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist IMH in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." These restrictions, however, may not, in all cases, ensure that IMH will be able to satisfy the share ownership requirements described above. If IMH fails to satisfy such share ownership requirements, IMH's status as a REIT will terminate; provided, however, that if IMH complies with the rules contained in the applicable Treasury Regulations requiring IMH to attempt to ascertain the actual ownership of its shares, and IMH does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, IMH will be treated as having met such requirement. See "--Failure to Qualify."

  Ownership of IWLG and IMH Assets. IMH has owned 100% of the stock of IWLG and IMH Assets at all times that IWLG and IMH Assets have been in existence. As a result, IWLG and IMH Assets will be treated as "qualified REIT subsidiaries" ("QRSs"). Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT for all purposes of the Code including the REIT qualification tests. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of IMH. For this reason, references under "Federal Income Tax Considerations" to the income and assets of IMH shall include the income and assets of the QRSs. Because the QRSs will be treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, IMH's ownership of the voting stock of the QRSs will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of IMH's total assets, described below under "--Asset Tests."

  Income Tests. In order to maintain its qualification as a REIT, IMH annually must satisfy two gross income requirements. First, at least 75% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) qualified temporary investment income. Second, at least 95% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% gross income test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other dispositions of foreclosure property) must represent less than 30% of IMH's gross income (including gross income from prohibited transactions). The 30% gross income test has been repealed and will not apply beginning with IMH's 1998 taxable year.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income allocated to the real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

  Interest earned on mortgage loans, and mortgage-backed securities secured by or representing an interest in such loans, will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities or other obligations that are not treated as obligations secured by mortgages on real property or on interests in real property (and which are not otherwise "Qualified REIT Assets", as defined below), dividends on stock (including any dividends IMH receives from IFC, but not including dividends IMH receives from other qualifying REITs or from the QRSs), and gains from the sale or disposition of such stock or such securities or other obligations will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. Income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by IMH or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test). Similarly, income from hedging, including the sale of hedges, will not qualify under the 75% or 95% gross income tests unless such hedges constitute certain qualified hedges, in which case such income will qualify under the 95% gross income test. For purposes of the discussion herein, the term "Qualified REIT Assets" shall mean
(i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code, (iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in IMH (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of IMH which have maturities of at least five years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

  Furthermore, IFC receives servicing and processing fees and income from gain on the sale of certain mortgage loans and mortgage securities. Such fees do not accrue to IMH, but IMH receives dividends on its nonvoting preferred stock in IFC. Such dividends will qualify under the 95% gross income test, but will not qualify under the 75% gross income test.

  In order to comply with the 95% and 75% gross income tests, IMH has limited and will continue to limit substantially all of the assets that it acquires to mortgage loans or other securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, IMH may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive, including income from hedging, other than income from certain qualified hedges.

  In order to comply with the REIT gross income tests, IMH has monitored and will continue to monitor its income, including income from dividends, warehouse lending, hedging transactions, futures contracts, servicing and sales of mortgage assets, gains on the sale of securities, and other income not derived from Qualified REIT Assets. IMH believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

  If IMH fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if IMH's failure to meet such tests was due to reasonable cause and not due to willful neglect, IMH attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances IMH would be entitled to the benefit of these relief provisions. For example, if IMH fails to satisfy the gross income tests because nonqualifying income that IMH intentionally incurs exceeds the limits on such income, the Service could conclude that IMH's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving IMH, IMH will not qualify as a REIT. As discussed above in "Federal Income Tax Considerations--Taxation of IMH-- General," even if these relief provisions apply and IMH retains its status as a REIT, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH failed the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. There can be no assurance that IMH will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring procedures. No similar mitigation provision provides relief if IMH fails the 30% gross income test. In such case, IMH would cease to qualify as a REIT. See "--Failure to Qualify."

  Any gain realized by IMH on the sale of any property (including mortgage loans and mortgage-backed securities) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon IMH's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. IFC securitizes mortgage loans and sells the resulting mortgage securities. If IMH were to sell such mortgage securities on a regular basis, there is a substantial risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax. Therefore, such sales have been made and will be made only by IFC. IFC is not subject to the 100% penalty tax on income from prohibited transactions, which is only applicable to a REIT.

  Asset Tests. IMH, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of IMH's total assets must be represented by Qualified REIT Assets, cash, cash items and government securities. Second, not more than 25% of IMH's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by IMH may not exceed 5% of the value of IMH's total assets and IMH may not own more than 10% of any one issuer's outstanding voting securities. IMH believes that substantially all of its assets, other than the nonvoting preferred stock of IFC, and the amount of any loans made to ICCC and certain loans made to IFC, are Qualified REIT Assets.

  As described above, IMH will be treated as owning all assets, liabilities and items of income, deduction, and credit of the QRSs. IWLG provides short-term lines of credit ("warehouse loans") to IFC and approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors, including IMH. IWLG's warehouse loans are secured by assignments of first priority perfected security interests in and liens on, among other items of collateral, mortgages loans and related mortgage notes owned by the customer that in turn are secured by mortgages on real property. The Service has issued a Revenue Ruling in which it ruled that loans similar to IWLG's warehouse loans to IFC were obligations secured by mortgages on real property and interests in mortgages on real property, and therefore that such loans were Qualified REIT Assets. Based on such Revenue Ruling, IMH believes that IWLG's warehouse loans are Qualified REIT Assets. However, in the event that the IWLG's warehouse loans are not treated as Qualified REIT Assets, IMH would likely fail the 5% asset test and fail to qualify as a REIT. See "-- Failure to Qualify."

  As described above, IMH owns 100% of the nonvoting preferred stock of IFC, which represents approximately 99% of the economic value of all classes of stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC (which would be prohibited by the REIT asset tests currently set forth in the Code). President Clinton's 1999 federal budget proposal contains a provision which would amend the REIT asset tests so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status would terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal were enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets (including additional mortgage loans) on or after such date, even if such activities are undertaken or assets are acquired prior to the adoption of the proposal. In such case, IMH's continued ownership of more than 10% of the economic value of IFC beyond IMH's next quarterly asset testing date following the Action Date (which could occur prior to the adoption of the proposal) could cause IMH to fail to qualify as a REIT. See "--Failure to Qualify." It is presently uncertain whether any proposal regarding REIT subsidiaries, such as IFC, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be. At this time, it is expected that IFC will continue to acquire additional mortgage loans notwithstanding the proposed legislation regarding REIT subsidiaries.

  IMH believes that the aggregate value of its securities of IFC has not at any time exceeded 5% of the total value of IMH's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of IMH as a REIT, relied on the representation of IMH to such effect. There can be no assurance that the Service will not contend that the value of the securities of IFC held by IMH exceeds the 5% value limitation.

  The 5% asset test requires that IMH revalue its assets at the end of each calendar quarter in which IMH acquires additional securities in IFC for the purpose of applying such test. Although IMH plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in IMH's overall interest in IFC.

  IMH has taken and will continue to take measures to prevent the value of securities issued by any one entity that do not constitute Qualified REIT Assets from exceeding 5% of the value of IMH's total assets as of the end of each calendar quarter. In particular, as of the end of each calendar quarter, IMH has limited and diversified and will continue to limit and diversify its ownership of securities of IFC and other securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

  When purchasing mortgage-related securities, IMH and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed above. The inaccuracy of any such opinions or statements may have an adverse impact on IMH's qualification as a REIT.

  A regular or residual interest in a REMIC will be treated as a Qualified REIT Asset for purposes of the REIT asset tests and income derived with respect to such interests will be treated as interest on obligations secured by mortgages on real property, assuming that at least 95% of the assets of the REMIC are Qualified REIT Assets. If less than 95% of the assets of the REMIC are Qualified REIT Assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. Based on information provided to IMH by each REMIC in which IMH holds an interest, IMH believes that its REMIC interests fully qualify for purposes of the REIT gross income and asset tests. IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs.

  If IMH invests in a partnership, it will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of IMH for purposes of the REIT gross income and asset tests.

  After initially meeting the asset tests at the close of any quarter, IMH will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. IMH intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If IMH fails to cure noncompliance with the asset tests within such time period, IMH would cease to qualify as a REIT.

  Annual Distribution Requirements. IMH, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of IMH's "REIT taxable income" (generally, income of IMH computed without regard to the dividends paid deduction and by excluding its net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income over 5% of "REIT taxable income." In addition, if IMH disposes of any Built-In Gain Asset during its Recognition Period, IMH will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before IMH timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if IMH so elects and specifies the dollar amount on its tax return. Such distributions are taxable to holders of Common Stock (other than certain tax-exempt entities, as discussed below) in the year in which paid, even if such distributions relate to the prior year for purposes of IMH's 95% distribution requirement. The amount distributed must not be preferential (e.g., each holder of shares of Common Stock must receive the same distribution per share). To the extent that IMH does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gain corporate tax rates. Furthermore, if IMH should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immeidately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax. IMH believes that it has and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

  IMH anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that IMH, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of IMH. For instance, IMH may realize income without a corresponding cash payment, as in the case of original issue discount or accrued interest on defaulted mortgage loans. In the event that such timing differences occur, in order to meet the distribution requirements, IMH may find it necessary to sell assets, arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

  The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions reinvested pursuant to such a plan qualify under the 95% distribution test. IMH expects that the terms of its DRP will comply with this ruling.

  Under certain circumstances, IMH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in IMH's deduction for dividends paid for the earlier year. Thus, IMH may be able to avoid being taxed on amounts distributed as deficiency dividends; however, IMH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

  A REIT is required to maintain certain records, including records regarding the actual and constructive ownership of its shares, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if IMH has 2,000 or more stockholders of record, from persons holding 5% or more of IMH's outstanding shares of Common Stock; if IMH has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of IMH's outstanding shares of Common Stock; and if IMH has 200 or fewer shareholders of record, from persons holding 1/2% or more of IMH's outstanding shares of Common Stock) regarding their ownership of shares. In addition, IMH must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. IMH has maintained and will continue to maintain the records and demand statements as required by Treasury Regulations.

FAILURE TO QUALIFY

  If IMH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, IMH will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which IMH fails to qualify will not be deductible by IMH nor will they be required to be made. As a result, IMH's failure to qualify as a REIT would substantially reduce the cash available for distribution by IMH to its stockholders. In addition, if IMH fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of IMH's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IMH will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances IMH would be entitled to such statutory relief. Failure to qualify for even one year could result in the IMH's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes. In addition, President Clinton's 1999 federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude IMH from re-electing to be taxed as a REIT following a loss of its REIT status.

TAXATION OF HOLDERS OF SECURITIES

  Set forth below is a brief summary of certain federal income tax consequences to holders of Securities. Holders are urged to consult the applicable Prospectus Supplement for a more detailed description of such tax consequences.

  Common Stock and Preferred Stock. In general, as long as IMH qualifies as a REIT, distributions made by IMH with respect to the Common Stock or the Preferred Stock out of IMH's current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income to holders of Common Stock or Preferred Stock, as the case may be. For purposes of determining whether distributions are out of current or accumulated earnings and profits, the earnings and profits of IMH will be allocated first to IMH's Preferred Stock, and then to IMH's Common Stock. Such distributions will not be eligible for the dividends received deduction in the case of holders of Common Stock or Preferred Stock that are corporations. Under certain other circumstances, distributions made by IMH with respect to the Common Stock or the Preferred Stock may constitute return of capital and/or capital gain to the holder.

  In general, any gain or loss realized upon a taxable disposition of shares of Common Stock or Preferred Stock will be treated as capital gain or loss and, in the case of a non-corporate stockholder, mid-term or long-term capital gain or loss if the shares have been held as a capital asset for more than twelve months or eighteen months, respectively, and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends previously received with respect to such shares of Common Stock or Preferred Stock.

  Debt Securities. Interest and original issue discount, if any, on a Debt Security will be treated as ordinary income to a holder. Any special tax considerations applicable to a Debt Security will be described in the related Prospectus Supplement.

  Securities Warrants. Upon a holder's exercise of a Securities Warrant, the holder will, in general, (i) not recognize any income, gain or loss for federal income tax purposes, (ii) receive an initial tax basis in the Security received equal to the sum of the holder's tax basis in the exercised Securities Warrant and the exercise price paid for such Security and (iii) have a holding period for the Security received beginning on the date of exercise. If a holder of a Securities Warrant sells or otherwise disposes of such Securities Warrant in a taxable transaction (other than by its exercise), the holder generally will recognize capital gain or loss (in the case of an individual, mid-term or long-term capital gain or loss if the holder holds such Securities Warrant as a capital asset and its holding period for the Securities Warrant exceeds twelve months or eighteen months, respectively, on the date of disposition, and otherwise, short term capital gain or loss) equal to the difference between (i) the cash and fair market value of other property received and (ii) the holder's tax basis (on the date of disposition) in the Securities Warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised Securities Warrant equal to the holder's tax basis in the Securities Warrant on the expiration date.

BACKUP WITHHOLDING

  IMH will report to holders of Common Stock, Preferred Stock and Debt Securities and the Service the amount of dividends or interest paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a holder may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to IMH.

OTHER TAX CONSEQUENCES

  IFC does not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. As a result, IFC is able to distribute only its net after-tax earnings to its shareholders, including IMH, as dividend distributions, thereby reducing the cash available for distribution by IMH to its stockholders.

STATE AND LOCAL TAXES

  IMH and holders of Securities may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of IMH and holders of Securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Securities should consult their own tax advisors regarding the effect of state and local tax laws on an investment in IMH.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California, certain tax matters will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

  The financial statements of Impac Mortgage Holdings, Inc. and Impac Funding Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting.

=====================================================================

    You should only rely on the information in this prospectus supplement. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus supplement. We are offering to sell and seeking offers to buy, the Series B Preferred Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement is only accurate as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or the time of any sale of the Series B Preferred Stock.

                               TABLE OF CONTENTS

                                                            PAGE
                                                            ----
PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..............................  S-2
Risk Factors...............................................  S-6
Capitalization.............................................  S-7
Use of Proceeds............................................  S-7
Description of Series B Preferred Stock....................  S-7
Federal Income Tax Considerations.......................... S-15
Plan of Distribution....................................... S-18
Legal Matters.............................................. S-19


PROSPECTUS

Available Information......................................    2
Incorporation of Certain Documents
  By Reference.............................................    3
The Company................................................    4
Risk Factors...............................................    7
Use of Proceeds............................................   25
Ratio of Earnings to Fixed Charges.........................   25
Description of Securities..................................   26
Certain Provisions of Maryland Law and of
  the Company's Charter and Bylaws.........................   35
Plan of Distribution.......................................   37
Federal Income Tax Considerations..........................   38
Legal Matters..............................................   48
Experts....................................................   48

================================================================================


================================================================================



                               1,200,000 Shares




                                    IMPAC
                            MORTGAGE HOLDINGS, INC.




                           Series B 10.5% Cumulative
                          Convertible Preferred Stock




                          __________________________

                             PROSPECTUS SUPPLEMENT

                          __________________________






                               December 21, 1998






                            EVEREN SECURITIES, INC.

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